SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a party other than the Registrant |_|

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| | Preliminary Proxy Statement	|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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MOSCOW CABLECOM CORP.
 (Name of Registrant as Specified in Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MOSCOW CABLECOM CORP.
405 Park Avenue
Suite 1203
New York, New York 10022
(212) 826-8942

To Our Stockholders:

            We cordially invite you to attend the Combined Annual and Special Meeting of Stockholders of Moscow CableCom Corp. to be held at Eden Tree Farm, 55 Brookville Road, Glen Head, New York on Wednesday, December 15, 2004 at 9:00 a.m., New York City time, or at such other time and place to which the Combined Annual and Special Meeting may be adjourned or postponed.

            Our wholly-owned subsidiary CCTV, an early stage Moscow-based provider of cable television and Internet access services, requires significant funds to build-out its access network in Moscow to position CCTV for significant subscriber growth.  Our Board of Directors believes it would be in our best interests and in the best interests of our stockholders if these funds were obtained in the proposed financing transaction with affiliates of Columbus Nova Capital, a private global investment group.  Accordingly, on August 26, 2004, we entered into definitive agreements with Columbus Nova to issue to its affiliate 4,500,000 shares of a newly authorized Series B Convertible Preferred Stock at $5.00 per share, resulting in an investment by Columbus Nova of $22.5 million.  Columbus Nova is expected hold approximately 34% of our fully-diluted equity securities and, assuming the NASDAQ closing price of our Common Stock on the trading day immediately prior to the closing of the financing transaction is the same as the closing price of our Common Stock on November 30, 2004, approximately 29% of the voting power of the Company immediately following the closing of the financing transaction.  In addition, the affiliate of Columbus Nova will be issued warrants entitling it to purchase an additional 8,283,000 shares of Series B Preferred Stock of the Company for $5.00 per share during the five-year period following the closing.  If the warrants are exercised, Columbus Nova's holding in the Company would be approximately 55% of the fully-diluted equity securities of the Company and, assuming the closing price of our Common Stock on the trading day immediately prior to the closing of the financing transaction is the same as the closing price of our Common Stock on November 30, 2004, approximately 53% of the voting power of the Company.  The Series B Preferred Stock will have the same dividend rights as our Common Stock and will have a liquidation preference of $5.00 per share for four years.  The voting rights of the Series B Preferred Stock will be determined based on the NASDAQ closing price of our Common Stock on the trading day immediately prior to the closing of the financing transaction; assuming that such price is the same as the closing price of our Common Stock on November 30, 2004, the Series B Preferred Stock will have approximately eight-tenths of a vote per share.  Each share of Series B Preferred Stock will be convertible into one share of Common Stock.  In addition, a new team of managers will be appointed and be granted options to purchase an aggregate of 5% of our fully-diluted equity securities and approximately 6% of the voting power of the Company.

               Furthermore, another affiliate of Columbus Nova has entered into a $28.5 million term loan facility with CCTV as borrower and the Company as guarantor.  The term loan has a term of five years at an interest rate of 12% per annum plus a commitment fee of 1.25% on unutilized portions and will be secured by certain assets of the Company, CCTV and certain other subsidiaries of the Company.  $18.5 million of the term loan will be funded at the closing of the financing transaction and the remaining $10 million will be funded when CCTV meets certain operational milestones.  The affiliate of Columbus Nova has also entered into a $4 million working capital bridge loan facility with CCTV as borrower and the Company as guarantor to allow CCTV to continue with its construction plans for the build-out of its access network and to provide capital for expanded sales and marketing.  The Company drew down $2 million under the bridge loan facility on September 3, 2004 and drew down an additional $1 million on each of November 1, 2004 and November 9, 2004.  The bridge loan carries an interest rate of 12% plus a commitment fee of 1.25% on the portion not yet drawn down and is unsecured.  The bridge loan is expected to mature upon the closing of the financing transaction.

            We require the approval of our stockholders at this meeting on the following matters:

1. Approval of the Issuance of Stock in Connection with the Financing Transaction with Columbus Nova.  You will be asked to approve the issuance of 4,500,000 shares of the newly authorized Series B Preferred Stock and the issuance of warrants to acquire an additional 8,283,000 shares of Series B Preferred Stock in a private placement in connection with the financing transaction.

We cannot complete the financing transaction unless you approve this proposal and also approve proposals 2 and 3.

2. Approval of an Amendment to our Certificate of Incorporation.  You will be asked to approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of our Common Stock from 15,000,000 to 40,000,000 shares, to authorize 25,000,000 shares of Series B Preferred Stock and to make certain other changes.

3. Approval of Amendments to our 2003 Stock Option Plan.  You will be asked to approve amendments to our 2003 Stock Option Plan to increase the number of shares that may be subject to options granted under our Option Plan from 670,000 shares of Common Stock to 1,700,000 shares of Common Stock, to authorize grants with exercise prices of no less than 50% of the market price on the date of grant and to make certain other changes.

4. Election of Directors.  You will be asked to elect a Board of Directors for the ensuing year and until their successors are elected and qualified

5. Other Business.  If other business is properly raised at the meeting or if we need to adjourn or postpone the meeting, you will vote on these matters too.

Our Board of Directors is recommending that you approve each of the proposals.  We encourage you to read the Proxy Statement that explains each matter in greater detail.  We hope you attend the meeting in person, and we encourage you to vote your shares by marking, signing and dating the enclosed proxy if you are not able to attend.

Sincerely,

Oliver R. Grace, Jr.
Chairman, President and Chief Executive Officer

Dated:  December 1, 2004
New York, New York

ii

MOSCOW CABLECOM CORP.
405 Park Avenue
Suite 1203
New York, New York 10022
(212) 826-8942

NOTICE OF COMBINED ANNUAL AND SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 15, 2004

This Proxy Statement relates to the Combined Annual and Special Meeting (the "Special Meeting") of stockholders of Moscow CableCom Corp. to be held on Wednesday, December 15, 2004 at 9:00 a.m., New York City time, at Eden Tree Farm, 55 Brookville Road, Glen Head, New York, or at such other time and place to which the Special Meeting may be adjourned or postponed.  The date of this Proxy Statement is December 1, 2004.  The proxy materials relating to the Special Meeting are first being mailed to our holders of Common Stock entitled to vote at the Special Meeting on or about December 3, 2004.  THE ENCLOSED PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

At the Special Meeting you will be asked to act on the following Proposals:

1. Approval of the Issuance of Stock in Connection with the Financing Transaction with Columbus Nova.  You will be asked to approve the issuance of 4,500,000 shares of the newly authorized Series B Convertible Preferred Stock, par value $.01 per share, of the Company, and warrants to acquire an additional 8,283,000 shares of Series B Preferred Stock in a private placement to Columbus Nova Investments VIII Ltd., an affiliate of Columbus Nova Capital.

We cannot complete the financing transaction unless you approve this Proposal and also approve Proposals 2 and 3.

2. Approval of an Amendment to our Certificate of Incorporation.  You will be asked to approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of our Common Stock from 15,000,000 to 40,000,000 shares, to authorize 25,000,000 shares of Series B Preferred Stock and to make certain other changes.

3. Approval of Amendments to our 2003 Stock Option Plan.  You will be asked to approve amendments to our 2003 Stock Option Plan to increase the number of shares that may be subject to options granted under our 2003 Stock Option Plan from 670,000 shares of Common Stock to 1,700,000 shares of Common Stock, to authorize grants with exercise prices of no less than 50% of the market price on the date of grant and to make certain other changes.

4. Election of Directors.  You will be asked to elect a Board of Directors for the ensuing year and until their successors are elected and qualified.

5. Other Business.  If other business is properly raised at the meeting or if we need to adjourn or postpone the meeting, you will vote on these matters too.

Only holders of record of our Common Stock as of the close of business on November 18, 2004 are entitled to notice of, and to vote at, the Special Meeting or any postponement or adjournment thereof.  On November 18, 2004, we had 8,798,028 shares of Common Stock issued and outstanding.  Each share of Common Stock is entitled to one vote.

Shares may not be voted at the Special Meeting unless the holder of the shares is present or represented by proxy.  Any stockholder executing the accompanying form of proxy has the power to revoke it at any time prior to its exercise by: (i) attending the Special Meeting and voting in person, (ii) duly executing and delivering a proxy bearing a later date or (iii) sending written notice of revocation to Francis E. Baker, our Secretary, at our executive offices, which are located at 405 Park Avenue, Suite 1203, New York, New York 10022.

                                                                        Francis E. Baker
                                                                        Secretary

Dated:  December 1, 2004
New York, New York

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING	8
SUMMARY OF THE PROPOSALS TO BE VOTED ON AT THE SPECIAL MEETING	14
THE FINANCING TRANSACTION	14
Summary of the Terms of the Financing Transaction	14
Reasons for the Financing Transaction	16
Impact of the Financing Transaction on Equity Ownership and Voting Power	17
Financial and Other Information	17
Related Party Transactions	18
THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION	19
AMENDMENTS TO THE 2003 STOCK OPTION PLAN	20
ELECTION OF DIRECTORS	20

CCTV	21
Acquisition of CCTV	21
Business	21
Strategic Services Agreement	22
CCTV Network	23
Business Strategy	23
Products and Services	23
Customer	24
Programming	24
Competition	24
Community Service	25
Investment in the Institute for Automated Systems	26
Legislation and Regulation	26

PROPOSAL 1: APPROVAL OF THE ISSUANCE OF THE SERIES B PREFERRED STOCK AND WARRANTS	29

General	29
NASD Stockholder Approval Requirements	29
Reasons for the Financing Transaction	29
Information Concerning Columbus Nova	31
Beneficial Owner of Columbus Nova	32
Background of the Financing Transaction	32
The Subscription Agreement	35
General	35
Amendment of Our Certificate of Incorporation	35
Appointment of New Directors.	35
Appointment of New Management Team	36
CCTV Corporate Governance	36
Amended and Restated Strategic Services Agreement	36
Conditions to the Closing	37
Post-Closing Covenants	37
"No Shop" Provision	38
Termination of the Subscription Agreement; Effect of Certain Terminations	38
Certain Costs and Expenses	39
Other Agreements in Connection with the Financing Transaction	39
Warrant Agreement	39
CNI Registration Rights Agreement	40
Termination of Voting Agreement	40
Amendment to COMCOR Stock Subscription Agreement	40
Shareholders Agreement between CNI and COMCOR	41
Voting Agreements	42
Irrevocable Proxies.	43
Bridge Loan	45
Term Loan	45
Company Stock Prices	46
Fairness Opinion	47
New Board of Directors	48
CNI Nominees	48

COMCOR Nominees	49
Other Continuing Directors	49
Board Governance	49
New Management Team	49
The Management Agreements	50
Stock Options	51
Interest of Certain Directors in Proposal 1	51
Appraisal Rights	52
Regulatory Approval	52
Accounting Treatment	52
Material U.S. Federal Income Tax Consequences	52

PROPOSAL 2: THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION	53

Description of the Amendment to our Certificate of Incorporation	53
Reasons for the Certificate Amendment	53
The Series B Preferred Stock	53
Dividends and Distributions	54
Redemption	54
Voting Rights	54
Liquidation, Dissolution and Winding Up	54
Conversion	55
Possible Effects of the Certificate Amendment	55
Failure to Close the Financing Transaction	56

PROPOSAL 3: AMENDMENTS TO THE 2003 STOCK OPTION PLAN	57

Background	57
Summary of the Option Plan Amendment	57
Number of Shares Subject to the Option Plan	57
Exercise Price of Non-Qualified Options Granted under the Option Plan	57
Summary of the Option Plan	58
Description of Options	58
Eligibility to Receive Options	58
Administration	58
Amendment or Termination	59
Federal Income Tax Consequences	59

PROPOSAL 4: ELECTION OF DIRECTORS	61

Background	61
Election of Directors	61
The Nominees	61
Agreements Regarding Election of Nominees	62
Certain Relationships and Related Transactions	63
Corporate Governance	63
Meetings of our Board of Directors	63
Executive Committee	63
Corporate Governance and Nominating Committee	64
Audit Committee	65
Compensation Committee	65
Pension Committee	65
Independent Committee	66
Disinterested Directors Committee	66
Report of the Audit Committee	66
Stockholder Communications	66
Attendance at the Annual Meeting	66
Director Compensation	67
Employment Agreements	67
Executive Compensation	68
Summary Compensation Table	68
Options/SAR Grants in Last Fiscal Year	68
Aggregated Option/SAR Exercises in Fiscal 2004 and Fiscal Year End Option/SAR Values	69
Pension Benefits	69
Equity Compensation Plan Information	70
Compensation Committee Report on Executive Compensation	70
Compensation Committee Interlocks and Insider Participation	71

Performance Graph	72
Section 16(a) Beneficial Ownership Reporting Compliance	73
Principal Stockholders and Security Ownership of Management	73
Independent Registered Public Accounting Firm	76
Audit Fees	76

GENERAL	77

Stockholder Proposals	77
Forward-Looking Information	77
Other Matters	77
Available Information and Information Incorporated by Reference	77

Annex A - Subscription Agreement and Amendment No. 1 to Subscription Agreement
Annex B - Form of Warrant Agreement
Annex C - Form of CNI Registration Rights Agreement
Annex D - Termination Agreement
Annex E - Amendment to the COMCOR Stock Subscription Agreement
Annex F - Shareholders Agreement
Annex G - Fairness Opinion
Annex H - Certificate of Amendment
Annex I - Option Plan Amendment
Annex J - Audit Committee Charter
Annex K - Certain Information from the Form 10-Q for the Quarter Ended August 31, 2004
Annex L - Additional Financial Information Concerning MBC, CCTV and the Company

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The Special Meeting and the Proposals

Q.        When and where will the Combined Annual and Special Meeting be held?

A.        The Combined Annual and Special Meeting (the "Special Meeting") will be held on Wednesday, December 15, 2004, beginning at 9:00 a.m., New York City time, at Eden Tree Farm, 55 Brookville Road, Glen Head, New York, or at such other time and place to which the Special Meeting may be adjourned or postponed.

Q.        What is the purpose of the Special Meeting?

A.        At the Special Meeting, you will be asked to consider and vote on the following Proposals:

  Approval of the issuance of 4,500,000 shares of a newly authorized Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"), of the Company and warrants to purchase an additional 8,283,000 shares of Series B Preferred Stock (the "Warrants") in a private placement (the "Financing Transaction") to Columbus Nova Investments VIII Ltd. ("CNI"), a company that has been formed for the principal purpose of investing in the communications and media sectors and is an affiliate of Columbus Nova Capital, a private global investment group ("Columbus Nova");
  Approval of an amendment to our Certificate of Incorporation to authorize additional shares of Common Stock and the Series B Preferred Stock;
  Approval of amendments to our 2003 Stock Option Plan (the "Option Plan") to increase the number of shares of Common Stock that may be subject to options granted under the Option Plan from 670,000 shares to 1,700,000 shares of Common Stock, to authorize grants with exercise prices of no less than 50% of the market price on the date of grant and to make certain other changes;
  Election of Directors; and
  Such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Q.  Why is our Board of Directors asking stockholders to approve the Financing Transaction and the other Proposals?

A.  The Financing Transaction will provide our Russian subsidiary ZAO COMCOR TV ("CCTV") with sufficient funds to expand its hybrid-fiber-coaxial broadband communications network to up to 1,000,000 homes passed within three years.  The Company cannot be assured that it would be able to attract sufficient capital from another source to continue to fund CCTV's operations, or, if it were successful in attracting capital, that the terms of such capital would not be more dilutive to existing stockholders in terms of percentage ownership than the Financing Transaction and would not be dilutive in terms of book value and our current loss per share.

Q.  Who may attend the Special Meeting?

A.  All holders of our Common Stock on the record date, or their duly appointed proxies, may attend the Special Meeting.

Voting Your Shares

Q.        Who is entitled to vote on each of the Proposals?

A.        Only holders of record of our Common Stock at the close of business on the record date, November 18, 2004, are entitled to receive notice of the Special Meeting and to vote the shares that they held on that date at the Special Meeting, or any postponement or adjournment of such meeting. At the close of business on November 18, 2004, there were 8,798,028 shares of Common Stock issued and outstanding.

Q.        What vote is required to approve each of the Proposals?

A.        The Proposals will need to be approved in the following manner:

  The Financing Transaction.  Pursuant to our By-Laws, holders of a majority of the shares of our Common Stock present or represented by proxy and entitled to vote at the Special Meeting must approve the issuance of the Series B Preferred Stock and the Warrants to acquire Series B Preferred Stock in the Financing Transaction (the "Financing Transaction Proposal").

  The Amendment to our Certificate of Incorporation.  Pursuant to Delaware law, holders of at least a majority of the outstanding shares of our Common Stock must approve the amendment to our Certificate of Incorporation to increase the authorized number of shares of our Common Stock and to authorize the Series B Preferred Stock.

  The Amendments to our Option Plan.  Pursuant to our By-Laws, holders of at least a majority of the shares of our Common Stock present or represented by proxy and entitled to vote at the Special Meeting must approve the amendments to our Option Plan.

  The Election of Directors.  Pursuant to our By-Laws, the election of Directors requires the affirmative vote of a plurality of the votes cast by the stockholders entitled to vote in the election at the Special Meeting.  Pursuant to our Certificate of Incorporation, at all elections of Directors each stockholder is entitled to as many votes in person or by proxy as is equal to the number of shares of Common Stock that such holder is entitled to vote at the meeting, multiplied by the number of Directors to be elected, and each stockholder may cast all of such votes for a single Director or may distribute them among the number to be voted for, or any two or more Directors as each holder may see fit.

Q.        Will the Proposals be approved by stockholders?

A.        Certain stockholders holding more than 53% of outstanding Common Stock of the Company have given CNI their proxies to vote in favor of the Proposals.  Therefore, it is assured that the Proposals will pass.

Q.        How does the Board of Directors recommend that I vote on the Proposals?

A.        The Board recommends that you vote FOR each of the Proposals.

 Q.       What if I vote for the Financing Transaction Proposal but against the Proposals to amend the Certificate of Incorporation and the Option Plan?

A.        In order for the Financing Transaction to be completed, the Proposals to amend our Certificate of Incorporation and our Option Plan (the "Related Proposals") must also be approved.  Thus, votes against the Related Proposals are in effect votes against the Financing Transaction Proposal.

Q.        What constitutes a quorum for the Special Meeting?

A.        The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of our Common Stock on the record date will constitute a quorum, permitting us to conduct our business at the Special Meeting.  Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Special Meeting.

Q.        What is the difference between holding shares as a stockholder of record and as a beneficial owner and how do I vote my shares?

A.        If your shares are registered directly in your name with the Company's transfer agent, Registrar & Transfer Company, you are considered the stockholder of record and this proxy material is being sent directly to you by the transfer agent on behalf of the Company.  As the stockholder of record, you have the right to grant your proxy to the Company or to vote in person at the Special Meeting.  The Company has enclosed a proxy card for you to use and return in the enclosed postage-paid envelope to our transfer agent.  If you deliver a valid proxy, you will authorize the individuals named on the proxy card, referred to as the proxy holders, to vote your shares according to your instructions.

            If your shares are held in a stock brokerage account or by a bank or other nominee, the shares are considered held in "street name" and this proxy material is being sent to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record.  Since you are the beneficial owner of the shares, you have the right to direct your broker or nominee on how to vote and also are invited to attend the Special Meeting.  However, since you are not the stockholder of record, you may not vote these shares in person at the meeting unless you receive a proxy from your broker or nominee.  Your broker or nominee has enclosed a voting instruction card for you to use.  If you wish to attend the meeting and vote in person, please mark the box on the voting instruction card received from your broker or nominee and return it to the broker or nominee or contact your broker or nominee so that you receive a legal proxy to present at the meeting.

Q.        How many votes do I have for each share that I own?

A.        Each share of Common Stock that you own entitles you to one vote on each Proposal, except in connection with the election of Directors.  The proxy card indicates the number of shares that you own.

Q.        Is cumulative voting permitted for the election of Directors?

A.        In the election of Directors, you may cumulate your votes.  Cumulative voting allows you to allocate among the Director nominees the total number of votes equal to the number of Directors to be elected multiplied by the number of shares of Common Stock you own on the record date.  You may cast such number of votes entirely for a single Director nominee or you may distribute them among any number of Directors nominees as you see fit.  The proxy card indicates the number of shares that you own.

Q.        How may I cumulate my votes in the election of Directors?

A.        If you choose to cumulate you votes in the election of Directors, you should clearly indicate on your proxy card or your ballot if you vote at the Special Meeting that you wish to cumulate your votes and the number of votes you wish to cast for each Director nominee.  If you do not indicate on your proxy card that you wish to cumulate your votes, the proxies may, in their discretion, cumulate and cast your votes in favor of the Director nominees as they see fit, except with respect to any Director nominee for whom you have withheld your vote.  If your shares are held in street name and you wish to cumulate your votes, you should contact your broker or nominee for instructions on how to do so.

Q.        What happens if I do not make choices on my signed proxy card?

A.        If you sign the proxy card, but do not make specific choices, the proxy holders will vote your shares in favor of each Proposal, as recommended by our Board of Directors.

Q.        What if I vote and then change my mind?

 A.        You may revoke your proxy at any time before it is voted by:

  Filing a notice of revocation with our Secretary at our executive offices;

  Sending in another duly executed proxy bearing a later date; or

  Attending the Special Meeting and casting your vote in person.

Your last vote will be the vote that is counted.

Q.        What are the effects on the approval of the Proposals of abstentions and broker non-votes and of not sending in a proxy or attending the Special Meeting?

A.        Abstentions occur when a person with voting power checks the abstention box on a proxy card for a particular Proposal or otherwise indicates that he, she or it abstains from voting on a Proposal.  A "broker non-vote" occurs when a broker or nominee holding shares in "street name" for a beneficial owner returns an executed proxy but does not vote on a particular proposal because the broker or nominee does not have the discretion to vote with respect to that particular Proposal and has not received instructions from you.

  The Financing Transaction Proposal.  If you abstain from voting on the Financing Transaction Proposal or a broker non-vote occurs, this will have the same effect as a vote against such Proposal.  However, if you do not return a proxy or do not vote in person at the Special Meeting, it will have no effect on the outcome of the vote on the Financing Transaction Proposal.

  The Amendment to our Certificate of Incorporation.  If you abstain from voting on the Proposal to amend our Certificate of Incorporation, a broker non-vote occurs or you do not return a proxy and do not vote at the Special Meeting, this will have the same effect as a vote against such Proposal.

  The Amendments to our Option Plan.  If you abstain from voting on the Proposal to amend our Option Plan or a broker non-vote occurs, this will have the same effect as a vote against approval of such Proposal.  However, if you do not return a proxy or do not vote in person at the Special Meeting, it will have no effect on the outcome of the vote on such Proposal.

  Election of Directors.  If you withhold your vote as to all nominees in connection with the election of Directors, your shares will not be counted as voted and will have no effect on the result of the vote.  If you do not give instructions to your broker or nominee on how to vote in connection with the election of Directors, your broker or nominee may vote "FOR" the election of Directors.

Q.        How can I find out the voting results of the meeting?

A.        We will announce preliminary voting results at the Special Meeting and publish final results in a report on Form 8-K filed with the Securities and Exchange Commission ("SEC") promptly after the meeting.

Q.        Is my vote confidential?

A.        Proxy cards, ballots and voting tabulations that identify individual stockholders are mailed or returned to our transfer agent and handled in a manner intended to protect your voting privacy.  Your vote will not be disclosed except (1) as needed to permit the Company to tabulate and certify the vote; (2) as required by law; or (3) in limited circumstances such as a proxy contest in opposition to the Board of Directors.  Additionally, all comments written on the proxy card or elsewhere will be forwarded to management, but your identity will be kept confidential unless you ask that your name be disclosed.

Q.        Can I vote on other matters?

A.        Our By-laws limit the matters presented at a Special Meeting to those stated in the notice of the meeting and those otherwise properly presented before the meeting.  We do not expect any other matter to come before the Special Meeting.  If any other matter is presented at the Special Meeting, your signed proxy gives the individuals named as proxies authority to vote your shares on such matters at their discretion.

Cost of the Proxy Solicitation

Q.        Who will bear the cost of soliciting proxies?

A.        We will pay the costs associated with this proxy solicitation.  Our officers and other employees also may solicit proxies by personal interview, by electronic means or by telephone or facsimile, in addition to the use of the mails.  None of these individuals will receive special compensation for such services, which will be performed in addition to their regular duties, and some of them may not necessarily solicit proxies.  We also have made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares.  Upon request, we will reimburse these record holders for their reasonable out-of-pocket expenses.

Other Matters

Q.        Will there be any other matters considered at the Special Meeting?

A.        We are unaware of any matters to be presented at the Special Meeting other than the Proposals discussed in this Proxy Statement.  If other matters are properly presented at the Special Meeting, then the proxy holders will have authority to vote all properly executed proxies in accordance with their judgment on any such matter, including any proposal to adjourn or postpone the meeting.  If you vote against any of the Proposals, your proxy will not be voted in favor of any proposal to adjourn or postpone the Special Meeting if such postponement or adjournment is for the purpose of soliciting additional proxies to approve the Proposal that you voted against.

Q.        What do I need to do now?

A.        This Proxy Statement contains important information about the Proposals and about what our Board of Directors considered in evaluating the Financing Transaction.  You should carefully read and consider the information contained in this Proxy Statement, including its appendices.  You should then complete, sign and date your proxy card and return it in the enclosed postage-paid return envelope as soon as possible, so that your shares will be represented at the Special Meeting.

Q.        Where can I get more information about Moscow CableCom and the Proposals?

A.        You may obtain more information about our Company and the Proposals from various sources, as listed under "Available Information and Information Incorporated by Reference" on page 77 of this Proxy Statement.

Q.        Whom should I call with questions about the Special Meeting?

A.        You should contact Andrew M. O'Shea, our Chief Financial Officer, at (860) 298-0444 or by e-mail at aoshea@moscowcablecom.com.

SUMMARY OF THE PROPOSALS TO BE VOTED ON AT THE SPECIAL MEETING

THE FINANCING TRANSACTION (see page 29)

Summary of the Terms of the Financing Transaction

On August 26, 2004, we entered into a series of agreements with affiliates of Columbus Nova pursuant to which they will provide us with a $51 million financing package, which is expected to provide us with funds that we believe will be sufficient to allow our wholly-owned subsidiary CCTV, a Moscow-based hybrid-fiber-coaxial pay-TV and Internet service provider, to expand its network to up to 1,000,000 homes passed within three years from the closing of the Financing Transaction.  The Financing Transaction is divided into an equity component and a debt component.  The following summarizes the material terms of the Financing Transaction:

  The equity component will consist of:
  An investment of $22.5 million in the newly created Series B Preferred Stock at $5.00 per share, which would give CNI an equity ownership interest in the Company of approximately 34% of the fully-diluted equity securities of the Company and, assuming the closing price of our Common Stock immediately prior to the closing of the financing transaction is the same as the closing price of our Common Stock on November 30, 2004, approximately 29% of the voting power of the Company immediately following the closing of the Financing Transaction.  The voting rights of the Series B Preferred Stock will be determined based on the NASDAQ closing price of our Common Stock on the trading day immediately prior to the closing of the Financing Transaction; assuming that such price is the same as the closing price of our Common Stock on November 30, 2004, the Series B Preferred Stock will have approximately eight-tenths of a vote per share.  The Series B Preferred Stock will have dividend and other rights identical to our Common Stock, with the exception of having a $5.00 per share liquidation preference for a period of four years and will be convertible into Common Stock on a share for share basis; and
  CNI will be issued Warrants entitling it to purchase an additional 8,283,000 shares of Series B Preferred Stock for $5.00 per share during the five-year period following the closing of the Financing Transaction which, if exercised, would bring CNI's holding in the Company to approximately 55% of the fully-diluted equity securities of the Company and, assuming the closing price of our Common Stock immediately prior to the closing of the Financing Transaction is the same as the closing price of our Common Stock on November 30, 2004, approximately 53% of the voting power of the Company.
  The debt component will consist of:
  A $28.5 million term loan facility (the "Term Loan") among Columbus Nova DF Ltd. ("CND"), an affiliate of Columbus Nova, CCTV as borrower and the Company as guarantor.  The Term Loan consists of two loans with a term of five years at an interest rate of 12% per annum plus a commitment fee of 1.25% on unutilized portions and will be secured by certain assets of the Company, CCTV and other subsidiaries of the Company.  $18.5 million of the Term Loan will be funded at the closing of the Financing Transaction and the remaining $10 million will be funded when CCTV meets certain operational milestones; and

  A $4 million working capital bridge loan facility (the "Bridge Loan") among CND, CCTV as borrower and the Company as guarantor.  The Bridge Loan is at an interest rate of 12% per annum plus a commitment fee of 1.25% on the portion not yet drawn down and is unsecured.  The purpose of the Bridge loan is to allow CCTV to continue with its construction plans for the build-out of its broadband communications access network and to provide capital for expanded sales and marketing.  CCTV drew down $2 million under the Bridge Loan on September 3, 2004 and drew down an additional $1 million on each of November 1, 2004 and November 9, 2004.  The Bridge Loan is expected to mature upon the closing of the Financing Transaction.

Upon closing of the Financing Transaction, a team of experienced professionals selected by Columbus Nova with extensive experience in operating broadband cable networks worldwide will join our senior management team.  Warren Mobley will be appointed our Chief Executive Officer and Donald Miller-Jones will be appointed our Chief Financial Officer.  Messrs. Mobley and Miller-Jones are currently providing consulting services to the Company.  They, along with Charles Roberts and Dr. Ali Mohamed Ahmed, who are also currently providing consulting services to the Company and who will remain as consultants after the closing of the Financing Transaction (together, these individuals will comprise the "New Management Team"), will enter into employment and consulting agreements (the "Management Agreements") with the Company and will be granted options to purchase, in the aggregate, approximately 5% of our fully-diluted outstanding Common Stock.

On August 26, 2004, CNI also entered into Voting Agreements with certain stockholders of the Company holding more than 53% of the Company's outstanding Common Stock, including Moskovskaya Telecommunikatsionnaya Corporatsiya ("COMCOR"), a Russian company that owns approximately 48.0% of our outstanding Common Stock, and a group consisting of Oliver R. Grace, Jr., our Chairman, President and Chief Executive Officer, Francis E. Baker, James J. Pinto and Thomas McPartland, Directors of the Company, and Andrew M. O'Shea, our Chief Financial Officer, who collectively have voting power over approximately 5.9% of our outstanding Common Stock (the "Voting Agreements").  Pursuant to the Voting Agreements, these stockholders have granted CNI their irrevocable proxies to vote in favor of the Financing Transaction Proposal and the Related Proposals and, accordingly, CNI has been granted proxies with respect to a sufficient number of shares necessary to approve the Financing Transaction Proposal and the Related Proposals.

On August 26, 2004, CNI and COMCOR entered into a Shareholders Agreement (the "Shareholders Agreement") pursuant to which they agreed (i) to use their best efforts to vote for each other's nominees to the Board of Directors of the Company, with CNI initially naming six nominees and COMCOR naming three nominees to an eleven person Board of Directors; (ii) to restrict the sale or transfer of their shares of voting stock of the Company and to grant mutual tag-along rights in the event of sales of their securities; (iii) to take actions necessary to cause the Company to acquire from COMCOR, in exchange for shares of our Common Stock, all the shares of common stock of Institute for Automated Systems ("IAS"), a provider of telephone and data transmission services to businesses in Moscow and the Moscow region, that are directly or indirectly held by COMCOR or its affiliates; (iv) to take actions necessary to cause the Company to enter into new contracts with certain Company and CCTV executives and to create an option pool of up to 5% of the Company's voting securities for such persons; and (v) prior to the closing of the Financing Transaction, to work with the Company on restructuring the Strategic Services Agreement between CCTV and COMCOR dated April 24, 2000, as amended (the "Strategic Services Agreement"), the 50-year contract for the lease of the Moscow Fiber Optic Network ("MFON") that is owned and operated by COMCOR.

Upon the closing of the Financing Transaction, our Board of Directors will be expanded from the present nine members to eleven members.  It is currently anticipated that the new Board members to be added will include Andrew Intrater, Ivan Isakov and Jay Haft of Columbus Nova, Warren Mobley and David R. Van Valkenburg.  For more information about these persons, see "Proposal 1-New

Board of Directors-CNI Nominees."  An additional Board member will be selected by CNI.  Current Board members Francis E. Baker, Thomas McPartland, Louis A. Lubrano and Sergey Mitrikov are expected to resign effective as of the closing of the Financing Transaction.

On December 1, 2004, CNI entered into an irrevocable proxy and power of attorney with three stockholders of the Company, with respect to 200,000 shares of our outstanding Common Stock pursuant to which they have granted CNI their irrevocable proxies for up to four years following the closing of the Financing Transaction.  Upon the closing of the Financing Transaction, CNI may enter into an irrevocable proxy and power of attorney with additional stockholders with respect to up to 800,000 shares of our outstanding Common Stock pursuant to which the stockholders may grant CNI their irrevocable proxies for up to four years following the closing of the Financing Transaction.

Reasons for the Financing Transaction (see page 29)

Our Board of Directors believes that it is in the best interests of our Company and our stockholders to enter into the Financing Transaction.  Our Board of Directors has approved the terms of the Financing Transaction based upon the conclusion that the Financing Transaction will:

  Provide the Company with the capital that we believe will be sufficient to expand CCTV's Moscow-based broadband communications access network to up to 1,000,000 homes passed within three years of the closing of the Financing Transaction and execute a marketing strategy to increase CCTV's penetration into the Moscow broadband communications market.

  Help CCTV reach a critical mass more rapidly and preserve the value of our existing investment in CCTV.

  Bring to the Company a team of experienced senior cable television executives with a track record of building and managing successful broadband communications networks worldwide.

  Provide the Company with financial resources to meet operating and debt service costs.

  Position the Company to pursue additional growth opportunities.

Our Board of Directors has received a fairness opinion from Aton LCC, a leading Russian investment bank, with respect to the Financing Transaction stating that, as of August 27, 2004, the terms of the Financing Transaction are fair to the Company and our stockholders from a financial point of view.

Our Board of Directors also considered the following negative factors in its deliberations concerning the Financing Transaction:

  Significant dilution to our existing stockholders' ownership of the Company.

  Significant dilution to our existing stockholders' representation on our Board of Directors.

  Increased operating expenses contributing to a delay in operating profitability.

Upon consideration of these factors and others, the Board of Directors concluded that the Financing Transaction presents the best opportunity for the growth of CCTV and is expected to increase value for all stockholders.

Impact of the Financing Transaction on Equity Ownership and Voting Power

The equity ownership of the Company will be significantly affected by the Financing Transaction.  The following table shows the equity ownership and voting power of various parties before and after the Financing Transaction without regard to (i) any shares that may be issued upon the exercise of outstanding options granted to directors and officers other than the New Management Team or the conversion of other outstanding securities or (ii) voting agreements among any parties described under "Proposal 1-Other Agreements in Connection with the Financing Transaction-Shareholders Agreement between CNI and COMCOR" and "Proposal 1-Other Agreements in Connection with the Financing Transaction-Irrevocable Proxies."  Upon the conversion of all shares of the Series B Preferred Stock into Common Stock, the voting power of each party would be the same as the equity ownership of each party.

	As of the Date of this Proxy Statement	Equity Ownership Upon Closing of the Financing Transaction	Voting Power Upon Closing of the Financing Transaction*	Equity Ownership Upon Exercise of CNI Warrants and New Management Team Options	Voting Power Upon Exercise of CNI Warrants and New Management Team Options*
COMCOR	48.0%	31.8%	34.3%	18.6%	21.1%
CNI	-	33.9%	28.6%	56.2%	50.1%
New Manage-ment Team	-	-	-	5.1%	5.8%
All Other Stockholders	52.0%	34.4%	37.2%	20.1%	22.9%

* Assumes that the closing bid price of one share of our Common Stock as reported on NASDAQ for the last complete trading session prior to the closing of the Financing Transaction is $6.39, the closing bid price on November 30, 2004.  See "Proposal 2-The Series B Preferred Stock-Voting Rights."

Financial and Other Information

There is incorporated herein by reference from the Company's Annual Report on Form 10-K for the fiscal year ended February 29, 2004 included as part of the Annual Report which accompanies this Proxy Statement the following financial and other information:

  Item 7.  Management's Discussion and Analysis of Financial Condition and Results of Operations.

  Item 7A.  Quantitative and Qualitative Disclosure About Market Risk.

  Item 8.  Consolidated Financial Statements and Supplementary Data.

  Item 9.  Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

There is attached hereto as Annex K the following financial and other information from the Company's Quarterly Report on Form 10-Q for the quarter ended August 31, 2004:

  Item 1.  Financial Statements.

  Item 2.  Management's Discussion and Analysis of Financial Condition and Results of Operations.

  Item 3.  Quantitative and Qualitative Disclosure About Market Risk.

There is attached hereto as Annex L the following additional financial information concerning MBC, CCTV and the Company:

  The audited balance sheets of MBC at December 31, 2003 and 2002 and the related statements of operations, changes in shareholders' equity and cash flows of MBC for each of the three years in the period ended December 31, 2003 and the accompanying notes.

  The audited consolidated balance sheets of CCTV as of December 31, 2003 and 2002 and the related consolidated statements of operations, changes in shareholders equity and cash flows of CCTV for each of the three years in the period ended December 31, 2003 and the accompanying notes.

  Pro forma financial information concerning the results of operations of the Company for fiscal year 2004 as if MBC and CCTV were acquired on March 1, 2003.

Related Party Transactions (see pages 51 and 63)

No member of our current management or our current Board of Directors will receive any shares of Series B Preferred Stock or any Warrants.

CNI and COMCOR have agreed with Oliver R. Grace, Jr. and James J. Pinto, members of our current Board, that CNI and COMCOR will support their nomination as candidates for election to our Board of Directors, with the intention that Messrs. Grace and Pinto, or their designees, will serve as members of the Board of Directors for a period of 36 months after the closing of the Financing Transaction.  In addition, CNI and COMCOR have agreed with Mr. Grace, our Chairman, President and Chief Executive Officer, concerning his compensation for 2004 and compensation of $50,000 per annum thereafter for so long as he is on the Board.  See "Proposal 1-Interest of Certain Directors in Proposal 1."

Francis E. Baker, a member of our current Board, has an agreement with the Company that provides that upon closing of the Financing Transaction, Mr. Baker shall receive $200,000 and stock appreciation rights on 25,000 shares of our Common Stock at a base price of $6.67.  See "Proposal 1-Interest of Certain Directors in Proposal 1."

COMCOR, which owns approximately 48.0% of our Common Stock, has entered into a Shareholders Agreement with CNI, which is summarized above.  See also "Proposal 1-Other Agreements in Connection with the Financing Transaction-Shareholders Agreement between CNI and COMCOR."  In addition, we and COMCOR have agreed to an amendment to the Stock Subscription Agreement effective April 1, 2003, as amended, between us (the "COMCOR Stock Subscription Agreement") pursuant to which we acquired COMCOR's interest in CCTV and which is described under "CCTV-Acquisition of CCTV" below.  The amendment, which will be effective upon the closing of the Financing Transaction, provides that the Company's funding obligations to CCTV described under "CCTV-Acquisition of CCTV" will terminate, that the Company will satisfy certain debt obligations of CCTV to COMCOR through the issuance of 220,879 shares of Common Stock in exchange for preferred stock of CCTV held by COMCOR, which issuance was completed on September 20, 2004, and that COMCOR will exercise its right to acquire shares of IAS common stock, a portion of which shares shall be bought by the Company at the same price as paid by COMCOR to IAS.  In addition, in the amendment, COMCOR has agreed to use its best efforts to assist the Company and CCTV to obtain the renewals and extension of its licenses required for the operation of CCTV and not to request that the Company effect the registration of shares of Common Stock held by COMCOR with the SEC under the existing registration rights agreement between COMCOR and the Company until after the closing of the Financing Transaction.  See "Proposal 1-Other Agreements in Connection with the Financing Transaction-Amendment to COMCOR Stock Subscription Agreement."

The Company, COMCOR, Messrs. Grace and Baker have entered into an agreement pursuant to which, subject to the closing of the Financing Transaction, the Voting Agreement dated February 23, 2004 by and among them shall terminate.  See "Proposal 1-Other Agreements in Connection with the Financing Transaction-Termination of Voting Agreement."

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ISSUANCE OF THE SERIES B PREFERRED STOCK AND WARRANTS (PROPOSAL 1).

THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION (see page 53)

The Financing Transaction contemplates that we will issue 4,500,000 shares of Series B Preferred Stock and Warrants to purchase 8,283,000 shares of Series B Preferred Stock to CNI.  The Series B Preferred Stock is not currently authorized and it may be authorized only by an amendment to our Certificate of Incorporation.  Accordingly, we are seeking authorization for 25,000,000 shares of Series B Preferred Stock.  Additional shares of Series B Preferred Stock may be issued without seeking additional stockholder approval, subject to the limitations described under "Proposal 1-NASD Stockholder Approval Requirements."

In addition, the Series B Preferred Stock is convertible into our Common Stock on a one for one basis.  Currently, we do not have a sufficient number of authorized and unissued shares of Common Stock to permit the conversion of all shares of Series B Preferred Stock that may be outstanding following the closing of the Financing Transaction and the exercise of the Warrants.  As of the date of this Proxy Statement, 5,516,397 shares of our Common Stock are authorized and remain available for issuance after giving effect to the issuance of shares of Common Stock upon the exercise or conversion of our currently outstanding stock options, Series A Cumulative Convertible Preferred Stock, par value $.01 (the "Series A Preferred Stock), and the 10-1/2% Convertible Subordinated Debentures due 2007 (the "Debentures").  If Warrants are exercised, we may be required to issue up to 12,783,000 shares of our Common Stock upon the conversion of all shares of Series B Preferred Stock.  Accordingly, we are seeking approval of an amendment to our Certificate of Incorporation to increase the number of authorized shares of our Common Stock from 15,000,000 to 40,000,000.  This will also provide us with the ability to issue additional shares of Common Stock pursuant to our Option Plan that you are also voting on at the Special Meeting, and to issue shares of Common Stock for future equity offerings to raise additional capital for the Company to help meet funding obligations and opportunities in CCTV and corporate level cash flow requirements, in each case without seeking additional stockholder approval, subject to the limitations described under "Proposal 1-NASD Stockholder Approval Requirements."

Pursuant to Delaware law, holders of at least a majority of the outstanding shares of our Common Stock on the record date must approve the amendment of our Certificate of Incorporation.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO AUTHORIZE THE SERIES B PREFERRED STOCK AND TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK (PROPOSAL 2).

AMENDMENTS TO THE 2003 STOCK OPTION PLAN (see page 57)

At the special meeting of stockholders held on October 27, 2003, stockholders approved the Option Plan, which authorizes the issuance of options to purchase up to 670,000 shares of our Common Stock at a price not less than 100% of the market price on the date of grant.

As part of the Financing Transaction, we have agreed to grant, on the closing of the Financing Transaction, non-qualified stock options to purchase an aggregate of 1,161,050 shares of our Common Stock at $5.00 per share to Mr. Warren Mobley, who will be appointed as our new Chief Executive Officer following the closing of the Financing Transaction, Mr. Donald Miller-Jones, who will be appointed as our new Chief Financial Officer following the closing of the Financing Transaction, and Charles Roberts and Dr. Ali Mohamed Ahmed, who will be retained as consultants following the closing of the Financing Transaction.  To accomplish this, the Option Plan must be amended to increase the number of options that may be granted to 1,700,000 and to permit the granting of options at an exercise price of not less than 50% of the market price on the date of grant.

Pursuant to our By-Laws, the vote of the holders of a majority of the shares of our Common Stock present and entitled to vote at the Special Meeting is required to approve the amendments to our Option Plan.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE AMENDMENTS TO THE 2003 STOCK OPTION PLAN (PROPOSAL 3).

ELECTION OF DIRECTORS (see page 61)

Our Directors were last elected at the annual meeting held on June 20, 2003.  We propose to elect nine Directors to serve until their successors are elected and qualified.  All nominees are currently Directors.

Upon the closing of the Financing Transaction, the Board will be increased to eleven members and certain of the Directors in office at that time, including certain of those elected at the Special Meeting, are expected to resign and be replaced by Directors selected by CNI.  This election is being held nonetheless to meet regulatory requirements of the NASDAQ Stock Market, Inc. ("NASDAQ") and in the event the Financing Transaction does not close, in which case the Directors elected at the Special Meeting will continue to hold office.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE NINE NOMINEES NAMED IN THIS PROXY STATEMENT (PROPOSAL 4).

CCTV

The primary purpose of the Financing Transaction is to secure funds to continue the build-out of the broadband communications access network of CCTV and execute a marketing strategy to increase CCTV's penetration into the Moscow broadband communications market.  There follows a description of the business of CCTV.

Acquisition of CCTV

On February 24, 2004, we acquired COMCOR's 51.3% equity interest in CCTV in accordance with the COMCOR Stock Subscription Agreement in exchange for 4,000,000 shares of our Common Stock, a commitment to issue an additional 220,879 shares of Common Stock, which were issued on September 20, 2004, and a cash capital contribution of $3.5 million into CCTV.  The COMCOR Stock Subscription Agreement, as amended by the letter agreement dated February 24, 2004, also committed us to make certain additional cash capital contributions totaling $2.5 million into CCTV, including $862,000 which was made in April 2004 and $250,000 which was made in July 2004.  The COMCOR Stock Subscription Agreement obligates us to contribute additional cash or defined assets totaling approximately $5,829,000 to CCTV before July 31, 2005; to the extent that such additional contributions to CCTV's equity are not made, the COMCOR Stock Subscription Agreement obligates us to issue up to an additional 477,994 shares of our Common Stock to COMCOR.  Upon the closing of the Financing Transaction, these obligations will terminate.  See "Proposal 1-Other Agreements in Connection with the Financing Transaction-Amendment to COMCOR Stock Subscription Agreement."

Also on February 24, 2004, through Exchange Agreements with the stockholders of ABC Moscow Broadband Communication Ltd. ("MBC"), the owner of 42.0% of the equity in CCTV, we acquired the 75% of MBC that we did not own in exchange for 2,250,000 shares of our Common Stock.

Business

CCTV is a growing Moscow-based provider of cable television and Internet access services that is licensed to provide TV services to 1.5 million customers in Moscow, Russia.  As of September 30, 2004, CCTV had 63,090 terrestrial subscribers, 8,985 pay TV subscribers and 16,814 Internet subscribers in a growing 197,563 homes passed network which presently covers approximately half of Moscow's Central Administrative Region and part of Moscow's Southern Administrative Region, namely Chertanovo, two of Moscow's ten administrative regions.  At September 30, 2004, the network was 36.2% larger than the 145,043 homes passed at September 30, 2003.  The following table presents the growth of CCTV's network and subscriber base:

	December 31,			September 30,
	2001	2002	2003	2004

Homes passed	89,076	107,491	154,786	197,563
Subscriptions for:
Terrestrial television	24,111	42,101	56,395	63,090
Cable television	1,976	3,052	5,181	8,985
Internet	2,018	4,869	10,015	16,814

Subscriber levels reported by CCTV include subscribers who have de-activated their service as of a point in time and who may eventually be dropped from the subscriber count as permanently deactivated ("churn").  For the nine months ended September 30, 2004, CCTV recognized churn for 4,599 terrestrial subscribers, 670 pay TV subscribers and 861 Internet subscribers.  During the first nine months of 2004, inactive subscribers as a percent of total reported subscribers were as follows:

	High	Low	Average
Terrestrial subscribers	4.0%	0.6%	1.9%
Cable television	39.2%	28.1%	31.3%
Internet	32.5%	20.3%	24.5%

Fluctuations in the inactive levels are partially due to seasonality factors, additional new subscribers and CCTV's pattern of recognizing churn.  The number of inactive subscribers, particularly for premium services, generally increases during June, July and August, which has been a primary factor for slower revenue growth during this period.  At September 30, 2004, 0.6% of the terrestrial subscribers, 30.3% of the cable TV subscribers and 24.3% of the Internet subscribers were inactive.

Strategic Services Agreement

In April 2000, CCTV entered into the Strategic Services Agreement, a long-term agreement with COMCOR to utilize the MFON to transport and deliver signals to COMCOR's "last mile" hybrid-fiber-coaxial ("HFC") network to its customers.  As amended, the term of the Strategic Services Agreement is 50 years and will expire in 2053.  COMCOR owns the MFON network satellite and cable television Head-Ends.

Pursuant to the Strategic Services Agreement, COMCOR is obligated to provide CCTV continuous transmission and broadcast of video, data and telephony frequency signals for further transmission to up to 1,500,000 subscribers on preferred terms.  The Strategic Services Agreement is presently exclusive as to HFC connections in areas presently served by CCTV.  CCTV pays COMCOR a fee for services rendered and has no obligation to purchase a minimum amount of transmission services from COMCOR.  CCTV is permitted to purchase similar services from third parties.

COMCOR may not grant any HFC or cable television network other than CCTV access to the MFON in those areas where CCTV currently provides services except that GOAO Mostelecom, the City of Moscow (the "City") government-run cable television service provider, has access to the MFON for the transmission of Russian language broadcasts that are available from "on-air" local broadcasts within Moscow.  CCTV also has a right of first refusal to provide services to areas outside of its exclusive service area utilizing the MFON on the same preferred basis.

CCTV incurs monthly charges for utilization of the MFON in the form of fees for the lease of secondary nodes and a charge for Internet services.  The fee arrangement for the secondary nodes is related to COMCOR's build-out of the secondary node network on CCTV's behalf and CCTV's use after a three-month trial period of the secondary nodes.  For utilization of the secondary nodes, CCTV is obligated to pay the lesser of $350 per secondary node or 20% of the television service revenues generated through such secondary nodes.  CCTV is expected to pay to COMCOR the difference between actual fees paid and the number of secondary nodes used by CCTV at a cost of $350 per secondary node (the "Deficiency Amount").  CCTV has the option to pay the Deficiency Amount at any time or to submit a plan which would provide for reduction of the Deficiency Amount by 20% in each year from 2006 to 2010 through improved operations.  Other fees related to Internet services are charged according to tariff rates set by COMCOR.  COMCOR has the right to increase the tariff rates upon 30 days' notice.  CCTV is entitled to a "Most Favored Nation" customer status which ensures that it pays fees 30% less than those charged to others on the MFON receiving the same services.

CCTV and COMCOR are currently negotiating an amended and restated Strategic Services Agreement, which they expect will be executed prior to the closing of the Financing Transaction.  See "Proposal 1-The Subscription Agreement-Amended and Restated Strategic Services Agreement."

CCTV Network

CCTV provides the "last mile" solution through its HFC network which connects the end user to the MFON.  The density of the MFON greatly reduces the distance to the end user and accordingly helps reduce last mile costs and construction time.  Recent construction has averaged approximately $65 per home passed.  Additional installation costs are for the account of the customer, which are about $17.

CCTV's HFC network has bandwidth capacity of 862 megahertz.  It can accommodate (i) both digital and analog transmission, (ii) interactive TV through the return path, and (iii) high speed data traffic ranging up to 1,024 Mb/sec.

Business Strategy

CCTV's strategy is to become the leading Russian video entertainment and data communications service provider by aggressively building-out its Moscow license area and leveraging the technological capabilities of its broadband communications access network to deliver highly desirable product to consumers and small- and medium-size enterprises, while maintaining low-cost operations and investing for growth.

Products and Services

Cable Television

CCTV offers two types of services in cable television: terrestrial and pay TV.  The terrestrial package consists of 16 terrestrial stations and is priced at RUR 50 per month, or approximately $1.72 per month.  The pay TV service includes the terrestrial package and offers a choice of two additional packages: (i) Planet, with 17 additional channels and 18 radio channels priced at RUR 270 per month, or approximately $9.31 per month, and (ii) Constellation, with 33 additional channels priced at RUR 420 per month, or approximately $14.48 per month.  In addition, beginning in June 2004, CCTV began offering its subscribers packages of content from the premier Russian satellite operator and content provider NTV+, including sports, movies and children's programming.  The entry level package of 2 movie channels costs RUR 70 or approximately $2.41, the full selection of 4 movie channels costs RUR 330 or approximately $11.35, sports package - RUR 330 or approximately $11.35 and the all-inclusive combo package of movies and sport - RUR 550 or approximately $18.92 per month.  The existing contract with NTV+ allows CCTV to sell new contracts for NTV+ products until December 31, 2005 and offer NTV+ services to all connected customers until December 31, 2008.  The deadline of December 31, 2005 will be automatically extended for subsequent 2-year periods unless either CCTV or NTV+ gives notice of termination.  The NTV+ channels are sold as premium packages to customers of Constellation.

As of September 30, 2004, CCTV had 63,090 terrestrial and 8,985 pay TV subscribers, respectively.  This represents increases of 19.8% and 97.1%, respectively, over subscriber levels as of September 30, 2003.  The market penetration levels of accessed homes (including inactive customers) for CCTV's terrestrial television services and its pay TV services at September 30, 2004 were 31.9% and 4.5%, respectively, as compared to market penetration levels of 36.2% and 3.1%, respectively, as of September 30, 2003.  Expansion of the access network and marketing efforts which are more focused on pay TV services have lead to the decline in relative market penetration during this period.  Certain areas, or zones, had market penetration rates as high as 42.5% and 8.8%, respectively, while the newly-accessed zones had penetration levels as low as 9.1% and 2.7, respectively.  The Company expects further increases in market penetration of existing accessed homes, and to grow its subscriber base in new homes it plans on accessing in the future.

The Company has successfully completed tests of digital TV services and plans to launch the new service in the first quarter of 2005.

High-Speed Internet Access

CCTV offers several packages of high-speed Internet access with varying speed, data limits and prices.  These services deliver access to the Internet at speeds of up 1,024 Mb/sec and provide unique online content.  CCTV's network includes standard Internet service provider functionality, such as e-mail accounts, web page hosting, physical hosting, access to Internet news groups, games, etc.  Among the Company's new product additions is a family of moderately priced Internet tariffs with unlimited data traffic.  CCTV considers this product to be highly competitive.  Pricing for the Internet service ranges from approximately $15.48 to $67.08.  As of September 30, 2004, CCTV had 16,814 Internet subscribers, which represents an increase of 112.0% over subscriber levels as of September 30, 2003.  The market penetration of accessed homes at September 30, 2004 (including inactive customers) was 8.5% as compared to 5.5% at September 30, 2003.  However, penetration rates within defined zones varied from 15.9% to 3.3% at September 30, 2004, and much of this variation was due to the amount of time the area had been part of CCTV's access network.  The Company believes that recent and future market penetration improvements have been and will be achieved through both newly introduced sales and marketing strategies and planned sales and marketing programs.

Bundling

CCTV considers bundling to be an important business strategy.  A bundled customer is one who currently subscribes to both cable television and high-speed Internet access, and receives such services at a discount.  CCTV believes that the bundle increases its operating efficiencies and provides a strong competitive advantage.  As of September 30, 2004, CCTV had approximately 2,954 active bundled customers.

Customer Service

Strong customer service is a key element of CCTV's business strategy to deliver advanced communications services to its customers.  CCTV believes that a high level of customer satisfaction will allow it to compete more effectively as it delivers broadband services of video entertainment, high-speed Internet access and, in the future, local and long-distance telephony and other services.  CCTV emphasizes training as a key priority for its customer contact employees and plans a number of training seminars and workshops for them.

Programming

CCTV's terrestrial cable TV package consists of programming provided by national television networks and local broadcast television stations, including governmental and private.  The pay TV service includes a group of satellite-delivered channels in addition to the terrestrial channel line-up.  While most of the channels are offered in Russian, there are channels in other languages.  CCTV's premium offer presently consists of adult programming and packages provided by NTV+.  CCTV is planning to continue to source highly desirable local and international programming to differentiate itself from the competition.

Competition

Cable Television

The broadband market in Moscow is in its infancy.  In addition to CCTV, there are currently three other major carriers of commercial television, and one company which has announced its intent to enter the Moscow market.

NTV+ is Russia's largest commercial TV provider, offering a Direct-To-Home ("DTH") satellite service and an extensive library of attractive local content.  CCTV estimates that NTV+ has approximately 100,000 subscribers in Moscow.  As of June 2004, CCTV began carrying all NTV+ channels on its network.  While our monthly rates equal those charged by NTV+, our installation rates are much lower.

Kosmos-TV is a commercial TV supplier employing Multipoint Microwave Distribution System ("MMDS") technology.  With much of its content in English, Kosmos-TV is widely used by hotels and the expatriate community.  CCTV believes that the number of Kosmos-TV subscribers has remained relatively stable for several years and is estimated at fewer than 20,000 subscribers.

Versatel, which operates under the brand name Divo TV, delivers a pay TV package via MMDS technology over the existing community rooftop antennas owned by Mostelecom, the City's terrestrial TV delivery system.  It is currently the only platform in Moscow which offers a limited version of a pay-per-view service.  CCTV estimates that Versatel has approximately 15,000 subscribers.

Sistema Telecom is a telecommunications arm of AFK Sistema, a Russian conglomerate.  MTU-Intel, a subsidiary of Sistema Telecom which operates under the trade name of "Tochka Ru" (Dot Ru) has been providing broadband Internet services based on the ADSL technology to the business community since 2000.  In February 2004 it extended its offering of the broadband Internet services to residential customers and has recently announced plans to launch ADSL-based pay TV services in 2005 as an add-on to its core Internet access business.  The ADSL is not considered to be the optimal platform for the provision of TV services in terms of its cost and functionality.  One of the key competitive advantages of MTU-Intel is its broad customer reach.

High-Speed Internet Access

There are currently a number of Internet service providers in Moscow both for residential and business customers.  CCTV believes that broadband service for residential customers remains a novel offering with high potential.  CCTV's primary competitor in the area of broadband Internet is a recent offering by MTU-Intel through the ADSL technology.  CCTV estimates that ADSL accounts for approximately 25,000 residential subscribers throughout Moscow.  A number of small companies provide Internet to local communities at moderate to low prices but without proper customer service support and professional quality control levels.  CCTV is not aware of any competitor which broadly provides and markets both video and data services.  MTU-Intel made a new aggressive offer to residential customers in September 2004 of unlimited access at a rate of $20 per month.  CCTV has been offering a $15 service for lower income customers since 2001 and now is planning to improve this service to have a stronger competitive position against MTU's offer.

Internet usage in Russia is growing rapidly.  A study produced by the telecom consulting firm J'Son & Partners in June 2004 indicates that over 15 million Russians will be using the Internet by the end of 2004.  Internet usage grew by 40% in 2003 to 11.6 million of whom over 50% went online once a week.  Although the study shows that 55% of users still use dial up, the trend is toward replacing dial-up by broadband where available.

Community Service

CCTV expects to play a significant role in accomplishing the City's social objectives through improving the transmission of entertainment and information to its citizens.  During 2003, CCTV was selected as a subcontractor to COMCOR for a City-sponsored program for a 10,000 homes passed network in the Zelenograd region at the City's expense.

Investment in the Institute for Automated Systems

Through CCTV and MBC, the Company owns approximately 43.5% of IAS, a provider of telephone and data transmission services to businesses in Moscow and the Moscow region.  IAS provides its customers traditional circuit-switched and VOIP local, long-distance and international calling with a full array of associated features. In addition, it offers IP, X.25 and Frame Relay data transmission services.  CCTV with IAS is capable of delivering a complete integrated solution to its customers, including (i) bundled telephony and Internet services, (ii) corporate, private and regional telecommunications network design and (iii) the provision and installation of associated equipment.  IAS also has a long-standing relationship with British Telecom for which IAS manages its Moscow data center.

CCTV is now considering limited commercial trials, in close cooperation with IAS, of the VOIP telephone service delivered over CCTV's HFC network.

IAS does not own any network infrastructure and leases required channels from major telecommunication service providers.  COMCOR is the largest provider of such services to IAS through the MFON.  IAS' principal physical assets include a modern telecommunications node which enables IAS to provide its wide range of services and two office buildings in central Moscow.

COMCOR, through a 100%-owned affiliate, owns an additional 30% of IAS.  At the March 2004 extraordinary shareholder meeting, the Board of Directors of IAS authorized the placement of 650,000 additional common shares of IAS (the "IAS Common Stock"), representing a 264% increase in its current outstanding shares.  This placement will allow IAS to repay approximately $1.8 million of outstanding indebtedness to a Russian bank.  It is expected that COMCOR will be the main purchaser of the proposed share issuance.  On August 26, 2004, the Company and COMCOR entered into an amendment to the COMCOR Stock Subscription Agreement pursuant to which the parties agreed that COMCOR will sell 282,722 shares of IAS Common Stock to us for a purchase price of RUR 82 per share for an aggregate purchase price of RUR 23,183,204, which is equal to the price paid by COMCOR for such shares of IAS Common Stock.  We and COMCOR agreed that if, after giving effect to such sale, we will not own at least 43% of the issued and outstanding shares of IAS Common Stock, calculated on a fully-diluted basis, COMCOR will sell to us such additional number of shares of IAS Common Stock at RUR 82 per share that shall cause us to own at least 43% of the issued and outstanding shares of IAS Common Stock, calculated on a fully diluted basis.  As described below under "Proposal 1-Material Agreements-Other Agreements in Connection with the Financing Transaction-Amendment to COMCOR Stock Subscription Agreement," CNI and COMCOR have agreed that COMCOR will promptly, but no later than ten business days following the closing of the Financing Transaction, exercise its right to purchase the IAS Common Stock and sell a portion of such IAS Common Stock to the Company.

Legislation and Regulation

In the Russian Federation, the federal government controls the regulation of telecommunication services.   The principal legal act regulating the provision of telecommunication services is the Federal Law on Communications dated July 07, 2003, № 126-FZ (the "Federal Communications Law").  Among other elements, the Federal Communications Law provides for the following:

  Licensing of telecommunication services;
  Legal status of networks;
  Requirements for networks and telecommunication equipment;
  Cooperation between network operators; and
  Legal rights of and relationships between subscribers and operators.

The Federal Communications Law came into force on January 1, 2004.  Currently the government is in the process of preparing a set of legal acts allowing for the actual implementation of the Federal

Communications Law (Russian Government order № 1776-r of December 04, 2003).

In accordance with the current structure of the federal authority agencies (as approved by the Order #649 of the President of the Russian Federation dated May 20, 2004), the telecommunication industry is regulated by the following federal agencies:

  Ministry of Information Technologies and Communications (the "Communications Ministry") of the Russian Federation (responsible for the preparation of  legal acts and adoption of regulations in the area of communications);
  Federal Service for Supervision over Communications (responsible for the control and supervision of the telecommunication industry);
  Federal Communications Agency (responsible for law enforcement); and
  Federal Information Technologies Agency (responsible for law enforcement).

In addition to the regulation by the Federal authorities, CCTV's operations are regulated by Moscow Law #2 on Cable Television dated January 28, 1998, which specifically applies to the activity of cable TV operators in Moscow.  This law establishes (i) rules and procedures for cable TV network operations; (ii) the legal status of the industry participants; (iii) the underlying principles of their interaction with the City government, local government bodies and consumers; and (iv) protection procedures against illegal actions and infringement.

CCTV currently provides TV broadcasting services, telematic services and data transmission services under three licenses (the "Licenses").  Prior to the expiration of the Licenses in August and September 2004, applications for their renewal were filed with the Communications Ministry on June 24, 2004.  The Communications Ministry returned these applications to CCTV on July 5, 2004, stating that the Communications Ministry was unable to renew such Licenses because (i) the Federal Agency for Surveillance in the Communications Field, a governmental authority responsible for the issuance of telecommunication licenses (the "Communications Service"), has not been registered as a legal entity and (ii) the list of communications-related activities that are subject to licensing has not been approved following the commencement of the reorganization of the Russian Government in March 2004.  On September 30, 2004, CCTV re-submitted its applications for renewal of the Licenses and in October 2004 it was granted a temporary extension of the Licenses until May 10, 2005.

The Company and CCTV expect that the Licenses will be renewed beyond May 10, 2005, although there can be no assurances that this will occur.  The Company believes that the risk of such renewal of the Licenses not occurring is minimal.  CCTV has complied will all statutory requirements to obtain the renewal of its Licenses.  Nevertheless, if the Licenses were not renewed beyond May 10, 2005, CCTV could then be deemed to be operating in violation of Russian law that provides for civil, administrative and criminal liability for engaging in licensed activities without a valid license.  If the Licenses were not renewed beyond May 10, 2005 and CCTV were found to be in violation of applicable Russian law, there would be a material adverse effect on CCTV's and the Company's financial condition and results of operations.

As opposed to the Russian channels, none of the foreign channels currently being broadcasted are registered as mass media in Russia.  However, the Russian Federal Law on Mass Media No. 107-FZ dated August 4, 2001 stipulates that only TV and video programs registered by the appropriate governmental authorities can be distributed (broadcast) in Russia.  There are no legal provisions or acts regulating the requirements for registration of foreign mass media broadcast in Russia.  In accordance with the Russian Federal Law on Mass Media, executive authorities may establish such order at any time.

CCTV makes all necessary payments for copyrights to TV companies in accordance with existing license agreements.  However, CCTV currently does not make any additional payments with respect to copyright programs transmitted through the HFC network to organizations which operate collective copyright.  This is due to the fact that the current legislation does not contain proper procedures regulating the legal relationship between cable TV operators (all decrees in this area were adopted in 1994-1996), the size of payments, and the fact that there are two competing organizations dealing with copyright (the Russian Copyright Association and the Russian Association of Authors and Other Right Holders).

CCTV also has licenses for construction engineering and construction services which were issued in August and September 2003 and expire in 2008.  The Company and CCTV similarly expect these licenses will be renewed upon their expiry.

DISCUSSION OF THE PROPOSALS

PROPOSAL 1:
APPROVAL OF THE ISSUANCE OF THE
SERIES B PREFERRED STOCK AND WARRANTS

General

Our Board of Directors has approved the Financing Transaction with affiliates of Columbus Nova pursuant to which they will provide us with a $51 million financing package that is expected to provide us with funds that we believe will be sufficient to allow CCTV to expand its network to up to 1,000,000 homes passed within three years from the closing of the Financing Transaction.  As part of the Financing Transaction, we will issue 4,500,000 shares of Series B Preferred Stock and well as Warrants to purchase 8,283,000 shares of Series B Preferred Stock to CNI, an affiliate of Columbus Nova.  CND, another affiliate of Columbus Nova, will provide CCTV with $28.5 million of debt financing.  Pursuant to applicable rules of the National Association of Securities Dealers, Inc. ("NASD"), described in more detail below, we seek your approval to issue the shares of Series B Preferred Stock and the Warrants as part of the Financing Transaction.

NASD Stockholder Approval Requirements

Our Common Stock is quoted on NASDAQ.  NASD Rule 4350(i)(1) requires stockholder approval of the issuance of the Series B Preferred Stock, which is convertible into our Common Stock, in connection with the Financing Transaction because:

  The issuance of the Series B Preferred Stock in the Financing Transaction may be deemed to be a "change of control" of the Company; and

  The issuance of the Series B Preferred Stock in the Financing Transaction is in a transaction other than a public offering at a price less than the market value of the Common Stock and the aggregate number of shares of our Common Stock that would be issued upon conversion of the Series B Preferred Stock would be in excess of 20% of the number of shares of our Common Stock outstanding prior to the issuance and would represent more than 20% of the voting power of our Common Stock outstanding prior to the issuance.

Reasons for the Financing Transaction

Our Board of Directors believes that it is in the best interests of our Company and our stockholders to enter into the Financing Transaction, pursuant to which we will receive up to $51 million of funds from equity and debt financing, including the proceeds of the Bridge Loan, pursuant to which we have already borrowed $4 million.  Prior to our discussions and negotiation with Columbus Nova, and even subsequent to our early meetings with Columbus Nova, our management and Board were considering other alternatives and had discussions with COMCOR, the holder of approximately 48.0% of our Common Stock, to develop a plan pursuant to which COMCOR and certain Company Directors would commit to providing up to $3 million of new financing, which had preliminarily been envisioned to be in the form of notes payable with detachable warrants to purchase our Common Stock.  In addition, such a plan would have involved raising additional capital in a private placement from new investors or certain other current stockholders of our Company.

However, in assessing both the opportunities within the Moscow market for our cable-based services and the risks of not taking full advantage of such opportunities due to a lack of sufficient funds, our Board concluded  that it is in the best interests of our Company and our stockholders to enter into the Financing Transaction.

Our Board of Directors approved the terms of the Financing Transaction based upon consideration of several factors, including the following:

  The Financing Transaction will provide the Company with the capital that we believe will be sufficient to expand CCTV's Moscow-based broadband communications access network to up to 1,000,000 homes passed within three years of the closing of the Financing Transaction and execute a marketing strategy to increase CCTV's penetration into the Moscow broadband communications market.  We believe that the underserved Moscow market presents us with an opportunity to become the leading Russian video entertainment and data communications service provider.  CCTV is currently operating a network of approximately 198,000 homes passed in the Central Administrative and Southern regions of Moscow, Russia and has licenses to access up to 1,500,000 homes throughout Moscow.  To increase the penetration of our Moscow license area, CCTV will require a significant amount of capital.  We estimate that the expansion of our network to up to 1,000,000 homes passed will require an investment of approximately $45 million, exclusive of the required additions to our administrative support and sales and marketing infrastructure.  Furthermore, we believe that our customer acquisition and retention can be further improved by executing an aggressive and differentiated marketing strategy.  CCTV would be unable to do so without a significant source of new capital and other resources such as that provided by the Financing Transaction.

  The Financing Transaction will help CCTV reach a critical mass more rapidly and preserve the value of our existing investment in CCTV.  We believe that the opportunities presented in the Moscow market will also draw increased competition from other companies.  We believe CCTV's agreements with COMCOR for access to the MFON provide it with a unique advantage to establish "first mover" status in many regions of Moscow.  However, delays in building-out our "last mile" access network could attract increased investment from other companies that are interested in capitalizing on the potential presented in the markets within Moscow.  Failure to build the network out in a timely manner could result in the loss of opportunities to employ CCTV's right of first refusal in connection with network build in certain regions.  Furthermore, the government of the City of Moscow is highly focused on improving the delivery of information, entertainment and communication services to the city's population and CCTV's failure to fulfill the municipal government's social objectives could result in support being given to other companies to achieve such goals.

  The Financing Transaction will bring to the Company a team of experienced cable television executives with a track record of building and managing successful broadband communications networks worldwide.  As part of the Financing Transaction, a new Chief Executive Officer, Mr. Warren Mobley, and a new Chief Financial Officer, Mr. Donald Miller-Jones, will be appointed, each of whom has extensive experience in managing growing broadband communications networks worldwide.  In addition, we will enter consulting agreements with two additional cable television specialists who have extensive technical and operating expertise in broadband communications networks.  See "New Management Team" below.  The Company believes that CCTV would be unable to pursue and execute its growth strategy without highly experienced management.

  The Financing Transaction will provide our Company with financial resources to meet operating and debt service costs.  We have limited resources to continue to meet the funding requirements of our corporate level expenses and to meet debt service and preferred dividend payment obligations. In addition, CCTV has not yet begun to generate cash from operations.  Our goal of expanding CCTV's access network and the continuity of its existence, which is dependent on further sources of capital, will be more likely as a result of the funding to be received pursuant to the Financing Transaction.

  The Financing Transaction will position the Company to pursue additional growth opportunities.  The additional capital, the broadening of our shareholder base and the appointment of the New Management Team and new Directors to our Board are expected to position us to take advantage of other potential cable company opportunities in other geographic markets.  Although we are not contemplating any further transaction at present, we believe the increase in our financial strength and scope of operations will result in the creation of opportunities that may not otherwise be available to us.

  The Board of Directors received a Fairness Opinion concerning the Financing Transaction.  Our Board received a fairness opinion from a leading Russian investment bank, Aton LLC, which states that it is the opinion of Aton LLC that that the terms of the Financing Transaction are fair to the Company and its shareholders from a financial point of view.  See the discussion under "Fairness Opinion" below.

Our Board of Directors also considered the following potentially negative factors, among others, with respect to the Financing Transaction:

  The Financing Transaction will cause significant dilution to our existing stockholders' ownership of the Company.  The Financing Transaction will involve the issuance at a closing of a large number of newly created shares of Series B Preferred Stock, and potentially an additional larger number of shares of Series B Preferred Stock upon the exercise of Warrants, at a price of $5.00 per share.  In addition, the New Management Team will be given stock options at $5.00 per share.  The market price of our Common Stock on the date we agreed to the terms of the Financing Transaction and the date we entered the Financing Transaction was significantly above $5.00 per share.  See "Price of Common Stock" below.  In the aggregate, if all such shares are issued upon exercise of Warrants and the stock options, approximately 61.3% of the equity of our Company would be held by CNI and the New Management Team.

  The Financing Transaction will cause significant dilution to our existing stockholders' representation on our Board of Directors.  Upon closing of the Financing Transaction, our Board of Directors will be increased from nine to eleven members, of whom six will be nominated by CNI and three will be nominated by COMCOR.  This will leave only two Directors who have served our Company as Directors for more than one year.  Accordingly, future corporate decisions will be made by Directors nominated by, and in some cases employees of, large stockholders who may have interests different from those of our existing stockholders.  See "Appointment of New Directors" below.

  Increased operating expenses may contribute to a delay in operating profitability. The Financing Transaction will result in an increased cost structure due to the New Management Team and debt service costs.  See "New Management Team" and "Debt Facilities" below.  These increased costs will make it more difficult for the Company to achieve profitability in the future.

Information Concerning Columbus Nova

CNI is a Bahamian company that has been formed for the principal purpose of investing in the communications and media sectors.  CND is a Cypriot company that has been formed for the principal purpose of participating in the Financing Transaction.  Both CNI and CND are affiliates of Columbus Nova.  Founded in 2000, Columbus Nova is a private investment firm with offices in New York, San Francisco and Moscow.  Columbus Nova manages investment vehicles focused on both private and public investment activities, seeking attractive global investment opportunities in equity, debt and real estate.

Beneficial Owner of Columbus Nova

Mr. Victor Vekselberg, who is a Russian citizen and an investor and businessman, and entities related to him beneficially own Columbus Nova.

Background of the Financing Transaction

Cable construction in cities is a capital intensive undertaking.  The Company originally estimated  that $200 million would be required for construction in Moscow to utilize the full license to connect 1,500,000 homes in the Moscow area.  In June 1999, prior to our investment in CCTV, through MBC we retained Troika Dialog as our exclusive investment banker to raise funds from new investors for ultimate investment into CCTV.  Subsequently, we retained ING Barings as our exclusive placement agent.  In 2003, upon the expiration of the ING Barings agreement, we shifted to a strategy of nonexclusive placement agents and appointed several agents in the U.S. with short-term agreements and defined accounts.  The worsening conditions in the telecom industry made any financing very difficult in the period from 2001 to 2003 and the Company did not receive any acceptable offers through these programs.

In the summer of 2003, Francis E. Baker, who at the time was our Chairman and continues to serve as a Director, was approached by the representatives of Columbus Nova and a group of cable TV entrepreneurs consisting of the New Management Team, who were working with Columbus Nova on identifying financial investment opportunities in the Russian broadband communications sector.  The Columbus Nova representatives advised Mr. Baker of Columbus Nova's interest in financing the build-out of the CCTV network by making an equity investment in the Company.

Following the initial contact, representatives of Columbus Nova and the New Management Team met in Moscow with Mr. Baker and other representatives of the Company, management of CCTV and representatives of COMCOR for a series of preliminary due diligence meetings.  Thereafter, Columbus Nova and the New Management Team presented to Mr. Baker an extensive due diligence report on the CCTV business and a business plan for the build-out of the CCTV network to 1,000,000 homes passed to be financed by Columbus Nova.  Mr. Baker informed Columbus Nova that the Company was in the process of seeking an investor to finance such build-out and was interested in pursuing negotiations with Columbus Nova to obtain financing based on an attractive valuation of the Company and deal structure and to agree on the details of the build-out strategy.

On November 26, 2003, Columbus Nova presented a proposal to the Company for an investment in a new class of stock in the amount of $51 million with a liquidation preference for its investment and a 22% cumulative compound annual rate of return.  The proposed Columbus Nova investment would have resulted in the acquisition of a 60% equity interest in the Company.

The Company was also in negotiations with another investment group that proposed in early December 2003 to purchase our Common Stock at a price of $3.75 per share that, along with warrants and options which would have been issued to their new management, would have resulted in the acquisition of a 37% equity interest in the Company.

These proposals were presented to our Board, which on January 8, 2004 determined to take no action on them, but instead opted to assess the feasibility of an interim financing approach in the form of a limited $5.0 million private bridge financing with participation by Company Directors and COMCOR.  Nevertheless, informal negotiations with both Columbus Nova and the other investment group continued throughout January and February 2004.

Discussions continued within the Company as to whether a bridge financing would be sufficient in view of the needs of CCTV and the rapid change in the industry to an all digital platform.  Although the Board believed that a bridge financing may have been less dilutive to our existing stockholders, it believed that it may also have been insufficient to meet the Company's long-term capital requirements and accordingly may have resulted in the Company losing valuable time to take advantage of the opportunities to build out the CCTV network and offer its services in the Moscow market.

Throughout the period from January 2004 through April 2004, representatives of the Company, CCTV and COMCOR met informally with representatives of Columbus Nova and the New Management Team several times in Moscow and New York to discuss CCTV's business plan and strategy.  These discussions culminated in a revised indicative offer by Columbus Nova dated May 6, 2004, which was provided to our Board for its information on May 13, 2004.  This offer involved a $17.4 million rights offering of our common stock to our stockholders at $3.00 per share, the take-up of which would be backed-up and guaranteed by Columbus Nova in a newly-created preferred stock sufficient for it to gain a 38% fully-diluted ownership position in the Company.  In addition, the offer involved a $30.6 million loan facility with warrants to Columbus Nova for additional shares equal to the number of shares originally purchased.

Discussions to further improve the terms of the indicative offer continued until May 25, 2004 when Columbus Nova presented a revised non-binding indicative offer to invest, which offer incorporated many points raised by our Board.  On May 26, 2004, our Board authorized the President to sign the non-binding indicative agreement on behalf of the Company, subject to further changes being approved by the our Board's Executive Committee.

In the period May 26 to June 17, 2004, there were several meetings between Columbus Nova and Company management during which the terms of a legally binding term sheet were further developed.  On June 17, 2004, Columbus Nova delivered a definitive term sheet to our Board.  The definitive term sheet sets forth all of the terms of the prospective Columbus Nova investment, including both the equity and the debt facility and Columbus Nova's warrant position.

At a Board meeting on June 17, 2004, our Board established the Disinterested Directors Committee to carry the negotiations forward.  Mr. Pinto was appointed Chairman and Messrs. Grace, Lubrano, McPartland and Vladislavlev were appointed members of the Disinterested Directors Committee.  At the meeting on June 17, 2004, our Board took no action on the Columbus Nova proposal and directed that further negotiations with Columbus Nova be conducted through the Disinterested Directors Committee.

On June 22, 2004 and June 24, 2004, members of the Disinterested Directors Committee met with representatives of Columbus Nova and the New Management Team in New York to discuss the June 17, 2004 indicative offer by Columbus Nova.  At such meetings, the terms of the compensation package of the New Management Team were also discussed.  Following extensive negotiations between the Disinterested Directors Committee and representatives of Columbus Nova on the proposed investment terms, the parties agreed on the terms of a Definitive Term Sheet.

Columbus Nova submitted its final indicative offer in the form of a Definitive Term Sheet to invest in the Company on July 20, 2004.  At a Board of Directors meeting held that day, the Disinterested Directors Committee recommended that the Board approve the key terms of the Financing Transaction.  On that date, our Board approved the Definitive Term Sheet setting forth the key terms of the Financing Transaction, whereupon the Company and Columbus Nova entered into the Definitive Term Sheet and issued a joint press release announcing their agreement.  On July 21, 2004, we filed with the SEC a Form 8-K with the press release and the Definitive Term Sheet.

During the period from July 20, 2004 through August 26, 2004, representatives of the Disinterested Directors Committee, management of the Company and our legal advisors met with representatives of Columbus Nova, the New Management Team and Columbus Nova's legal advisors in London and New York to negotiate and draft the definitive documents in connection with the Financing Transaction consistent with the terms of the Definitive Term Sheet.  Negotiations centered around, among other matters, dilution issues that resulted in modifications to the terms and number of warrants and options to be issued, the elements of the Management Agreements for the New Management Team, the terms of the Bridge Loan and Term Loan and the conditions for the Bridge Loan's use until the closing of the Financing Transaction, the restructuring of the COMCOR Strategic Services Agreement, Board representation and the acquisition of additional shares of IAS.  We also retained Aton LLC to review the terms of the Financing Transaction and render an opinion to us as to its fairness from a financial perspective to the Company and our stockholders.

On July 27, 2004, the Company and Columbus Nova entered into a Confidentiality Agreement with respect to the information provided to Columbus Nova by the Company and CCTV in connection with the Financing Transaction.

On August 20, 2004 and August 25, 2004, our Board met to review drafts of the definitive documents in connection with the Financing Transaction and to receive reports from the Disinterested Directors Committee on the progress of the negotiations.  At these meetings, our Board indicated that it was prepared to approve the Financing Transaction upon the revision of certain proposed terms in the draft definitive agreements, to which Columbus Nova agreed.

On August 26, 2004, our Board met to discuss the final terms of the Financing Transaction.  On that date, upon the recommendation of the Disinterested Directors Committee, subject to receipt of the final fairness opinion from Aton LLC in a form substantially similar to the draft fairness opinion received on that day, the Board of Directors unanimously approved (with Mr. Baker abstaining from the vote because of his potential interest in the transaction; see "--Interest of Certain Directors in Proposal 1") the definitive documents with respect to the Financing Transaction, as well as authorized the management of the Company to enter into the definitive documents.  At that meeting, our Board agreed that it believes that the Financing Transaction is in the best interests of our Company and our stockholders.

On August 27, 2004, we received the final fairness opinion from Aton LLC stating that, as of August 27, 2004, the terms of the Financing Transaction are fair to the Company and our stockholders from a financial point of view.

On August 30, 2004, we issued a press release announcing the signing of the definitive agreements in connection with the Financing Transaction and on August 31, 2004 we filed with the SEC a Form 8-K to report the signing of the definitive agreements.

During November 2004, the Company was advised by NASD that the proposed terms of the Series B Preferred Stock were not in compliance with NASD Marketplace Rule 4351, "Voting Rights."  Rule 4351 provides that the "[v]oting rights of existing shareholders of publicly traded common stock.cannot be disparately reduced or restricted through any corporate action or issuance."  The NASD took the position that the issuance of the Series B Preferred Stock with one vote per share on the same basis as the Common Stock at a price of $5.00 per share, below the market price of the Common Stock, would violate Rule 4351.  The Company and CNI engaged in negotiations concerning actions to be taken in response to the NASD position.  As a result, the Company and CNI agreed to Amendment No. 1 to the Subscription Agreement providing for (i) reduced voting rights for the Series B Preferred Stock (see "Proposal 2-The Series B Preferred Stock-Voting Rights"); (ii) the grant of an irrevocable proxy and power of attorney in favor of CNI by three of our stockholders with respect to an aggregate of 200,000 shares of Common Stock (see "--Other Agreements in Connection with the Financing Transaction-Irrevocable Proxies"); and (iii) CNI having received, as a condition of closing the Financing Transaction, an irrevocable proxy and power of attorney from holders of up to an additional 800,000 shares of Common Stock (see "--The Subscription Agreement-Conditions to the Closing" and "--Other Agreements in Connection with the Financing Transaction-Irrevocable Proxies").

The following summary descriptions of the Subscription Agreement and the other agreements or form of agreements are qualified in their entirety by reference to the copies of the Subscription Agreement and the other agreements or form of agreements attached hereto as Annexes A through F, which are incorporated herein by reference.  We encourage you to carefully read all the agreements or form of agreements in their entirety.

The Subscription Agreement

General

On August 26, 2004, we entered into the Series B Convertible Preferred Stock Subscription Agreement with CNI, and on December 1, 2004 we entered into Amendment No. 1 thereto, which are attached to this Proxy Statement as Annex A (as amended, the "Subscription Agreement"), pursuant to which CNI has agreed to purchase from us, subject to the conditions to closing described below, 4,500,000 shares of Series B Preferred Stock, at $5.00 per share, for an aggregate purchase price of $22.5 million.  The shares of Series B Preferred Stock to be acquired by CNI under the Subscription Agreement will give CNI an equity ownership interest of approximately 34% of the fully-diluted equity securities of the Company and, assuming that the NASDAQ closing price of our Common Stock on the trading day immediately prior to the closing of the Financing Transaction is the same as the closing price of our Common Stock on November 30, 2004, approximately 29% of the voting power of the Company upon the closing of the Financing Transaction.

The Series B Preferred Stock to be acquired by CNI will vote with our Common Stock as a single class.  The shares of Series B Preferred Stock will have a number of votes per share equal to the quotient of $5.00 divided by the NASDAQ closing bid price of one share of Common Stock for the last complete trading session prior to the date of closing of the Financing Transaction.  Assuming that the NASDAQ closing price of our Common Stock on the trading day immediately prior to the closing of the Financing Transaction is the same as the closing price of our Common Stock on November 30, 2004, $6.39, the Series B Preferred Stock will have approximately eight-tenths of a vote per share.  The Series B Preferred Stock will have dividend and other rights identical to those of the shares of our Common Stock, with the exception of having a liquidation preference of $5.00 per share over the shares of Common Stock for a period of four years, and will be initially convertible on a share for share basis into shares of Common Stock at the option of the holder.

Amendment of Our Certificate of Incorporation

To enable us to issue the shares of Series B Preferred Stock to CNI and to reserve sufficient shares of Common Stock to permit the conversion of the shares of Series B Preferred Stock into Common Stock, we need to increase the number of shares of our Common Stock that we are authorized to issue, which requires your approval as set forth in Proposal 2.  Pursuant to Proposal 2, our Certificate of Incorporation will be amended to increase the amount of authorized shares of Common Stock to 40,000,000 and to provide for the rights, preferences and other designations of 25,000,000 shares of Series B Preferred Stock.

Appointment of New Directors

The Subscription Agreement contemplates that upon closing of the Financing Transaction, our Board will expand from the present nine members to eleven members.  Six new members of the Board of Directors designated by CNI, including Andrew Intrater, Ivan Isakov and Jay Haft of Columbus Nova, Warren Mobley, who will be appointed as the Chief Executive Officer of the Company upon the closing of the Financing Transaction, and David R. Van Valkenburg, who is expected to serve as an independent director, as this term is defined under the listing standards of the NASD and the Sarbanes-Oxley Act of 2002, will be appointed or elected to the Board of Directors.  Three members of the Board designated by COMCOR, Vladimir A. Serdyuk, Valentin V. Lazutkin and Alexander Vladislavlev, who are currently Directors of the Company, will remain on the Board.  The

Subscription Agreement also contemplates that Francis E. Baker, Louis Lubrano, Thomas McPartland and Sergey Mitrikov, who are currently Directors of the Company, will resign from the Board following the closing of the Financing Transaction.  Thus, the Board of Directors will consist of six CNI nominees, three COMCOR nominees and Messrs. Grace and Pinto, who are currently Directors of the Company (the "New Board of Directors").  See "New Board of Directors" below for more information about the persons who will be on the New Board of Directors.

In addition, for so long as CNI holds shares of Series B Preferred Stock or Common Stock representing at least 10% of the outstanding shares of Common Stock, the Board of Directors will use its best efforts to (i) appoint as Chairman of the Board a person nominated by CNI for such position and (ii) appoint to each committee of the Board at least one director who has been nominated to the Board by CNI.

Appointment of New Management Team

Pursuant to the Subscription Agreement, we will appoint upon the closing of the Financing Transaction a team of experienced professionals selected by CNI with extensive experience in operating broadband communications networks worldwide to join our senior management team.  Accordingly, upon closing of the Financing Transaction, we intend to appoint Mr. Warren Mobley as our Chief Executive Officer and Mr. Donald Miller-Jones as our Chief Financial Officer.  In addition, Charles Roberts and Dr. Ali Mohamed Ahmed will be retained as consultants.  We intend to enter into the Management Agreements with the New Management Team concurrently with the closing of the Financing Transaction.

We have also agreed to award options to purchase an aggregate of 1,161,050 shares of our Common Stock under the Option Plan, representing approximately 5% of the of the equity ownership of our Common Stock on a fully-diluted basis, to the New Management Team.  In that regard, the Subscription Agreement provides that our Option Plan will be amended, among other things, to increase the number of shares that may be subject to options granted thereunder.  The amendment of our Option Plan requires your approval as set forth in Proposal 3.

See "New Management Team" below for more information about them, the Management Agreements and the options to be granted.

CCTV Corporate Governance

We agreed in the Subscription Agreement to take all necessary action to call an extraordinary meeting of the shareholders of CCTV on the closing date of the Financing Transaction at which we will take the following actions: (i) dissolve the entire Board of Directors of CCTV, (ii) elect the following individuals as members of the New CCTV Board: Warren Mobley, Donald Miller-Jones, Ivan Isakov, Vladimir Serdyuk and Michael Silin (the "New CCTV Board"), (iii) appoint or use our best efforts to cause the CCTV Board to appoint Warren Mobley as Chairman of the New CCTV Board and (iv) adopt an amended and restated charter of CCTV.  We also agreed that during the six-month period commencing on the closing date of the Financing Transaction we will not to take any action to dissolve or otherwise remove any of the members of the New CCTV Board.

Amended and Restated Strategic Services Agreement

In the Subscription Agreement, CNI agreed to assist us in negotiating and we agreed to use our best efforts to negotiate on behalf of CCTV a new Strategic Services Agreement between COMCOR and CCTV that is in form and substance reasonably satisfactory to CNI, replacing the Strategic Services Agreement between COMCOR and CCTV that was in effect when we entered the Subscription Agreement.  The primary objective of our negotiations with COMCOR is to better define certain rights and obligations arising in the context of the introduction by the Company of new technological equipment onto the MFON.  CCTV and COMCOR are currently negotiating an amended and restated

Strategic Services Agreement, which they expect will be executed prior to the closing of the Financing Transaction.  See "CCTV-Strategic Services Agreement" above for more information about the Strategic Services Agreement.

Conditions to the Closing

The Subscription Agreement provides that our and CNI's respective obligations to consummate the Financing Transaction are subject to regulatory approvals and clearances and to our delivery of a utilization request under the Term Loan Facility described below.

The obligation of CNI to consummate the Financing Transaction is subject, among other conditions, to:

  No material adverse effect having taken place prior to the closing;

  CCTV having obtained from the appropriate governmental authority renewal of the Licenses (i) for the provision of TV and sound programs transmission services through cable TV network, (ii) for the provision of telematic services and (iii) for the provision of data transmission services.  In addition, it is subject to CCTV having obtained a license for broadcasting over the MFON (together with the Licenses, the "CCTV Licenses");

  CCTV having exchanged all of the 2,121 shares of convertible preferred stock, par value RUR 10 per share of CCTV (the "CCTV Preferred Stock"), issued to COMCOR in exchange for 220,879 shares of our Common Stock, which condition was satisfied on September 20, 2004;

  CCTV and COMCOR having entered into a new Strategic Services Agreement;

  Our directors' and officers' insurance being in form, substance and amount reasonably satisfactory to CNI; and

  CNI having received irrevocable proxies and powers of attorney from stockholders with respect to up to 800,000 shares of Common Stock, in addition to the shares subject to the irrevocable proxy and power of attorney executed by certain stockholders, as described under "--Other Agreements in Connection with the Financing Transaction-Irrevocable Proxies."

Post-Closing Covenants

Pursuant to the Subscription Agreement, we and CNI have agreed to several post-closing covenants, including the following;

  We have agreed to indemnify CNI against certain losses due to breaches of representations, warranties, covenants or other agreements made by us in the Subscription Agreement, as well as certain losses arising out of our securities filings where such losses are based on information provided by us for inclusion in our filings;

  CNI has agreed to indemnify us against certain losses due to breaches of the representations, warranties, covenants or other agreements made by CNI in the Subscription Agreement, as well as certain losses arising out of our securities filings where such losses are based on information provided to us by CNI for inclusion in our filings; and

  We have agreed to indemnify Messrs. Mobley and Miller-Jones under our directors' and officers' insurance and will indemnify them against all losses based on or arising out of their respective positions with us.

"No Shop" Provision

Pursuant to the Subscription Agreement, in consideration for CNI committing resources and incurring legal and other expenses in connection with the Financing Transaction, we have agreed not to solicit, initiate, discuss or facilitate the consideration of any proposal, offer or approach from any person other than CNI or provide any information relating to the sale and purchase of or enter into any transaction or a series of transactions in connection with (a) the issuance, sale or transfer to any person or grant to any person of a right to acquire any shares of capital stock or options, warrants or similar instrument or any other security convertible or exchangeable for shares of our or any of our subsidiaries' capital stock (other than through exercise of options or upon conversion of our Series A Preferred Stock or our Debentures), (b) a sale or transfer of any of our core business assets or (c) sale of the Company or any of our subsidiaries, or any merger, consolidation or combination involving us or any of our subsidiaries with another entity (a "Third Party Acquisition").

Further, our Board may not withdraw or modify its recommendation of the Financing Transaction or approve or recommend, or cause or permit us to enter into any agreement or obligation with respect to any Third Party Acquisition.  However, if the Board of Directors determines in its good faith judgment, after consultation with and based upon the advice of legal counsel, that it is required to do so in order to comply with its fiduciary duties, the Board may withdraw its recommendation of the Financing Transaction or approve or recommend, subject to certain pre-conditions (including giving CNI the right to make a counter-offer that is at least as favorable to our stockholders), a bona fide proposal for a Third Party Acquisition that (i) is fully-financed, (ii) contains terms that the Board determines in its good faith judgment (following and based, as to the financial terms, on the written advice of a financial advisor of nationally recognized reputation) to be more favorable to our stockholders than the Financing Transaction, (iii) that the Board determines in its good faith judgment (following and based, as to the financial terms, on the written advice of a financial advisor of nationally recognized reputation) to be capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal), (iv) does not contain a "right of first refusal" or "right of first offer" with respect to any counter proposal that CNI might make and (v) does not contain any financing or "due diligence" condition (a "Superior Proposal").

Termination of the Subscription Agreement; Effect of Certain Terminations

Either we or CNI may terminate the Subscription Agreement prior to the closing of the Financing Transaction as follows:

  By mutual written consent;

  In the event that the closing has not occurred on or prior to March 31, 2005;

  If all the conditions to closing in the Subscription Agreement have been satisfied or waived by the appropriate party and CNI does not fund the purchase price for the Series B Preferred Stock under the Subscription Agreement within ten business days of such satisfaction or waiver; or

  In the event that a governmental authority has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Transaction.

CNI may terminate the Subscription Agreement prior to the closing of the Financing Transaction as follows:

  If a material adverse effect occurs prior to the closing;

  If our Board recommends to our stockholders a Superior Proposal or the Board withdraws or adversely modifies its approval or recommendation of the Financing Transaction; or

  If a new Strategic Services Agreement has not been entered into by COMCOR and CCTV.

We may terminate the Subscription Agreement on March 31, 2005, if a new Strategic Services Agreement has not been approved by at least a majority of three-fourths (3/4) of the members of the Board of Directors (rounded to the nearest whole number if three-fourths (3/4) of the members of the Board results in a whole number plus a fraction).

If the Subscription Agreement is terminated by CNI because the Board of Directors recommends to our stockholders a Superior Proposal or withdraws or adversely modifies its approval or recommendation of the Financing Transaction, then we will pay CNI the amount of $1.5 million to compensate CNI for the direct and substantial damages suffered by CNI in connection with such termination.

If the Subscription Agreement is terminated although all the conditions to closing in the Subscription Agreement have been satisfied or waived by the appropriate party because CNI does not pay the purchase price for the Series B Preferred Stock under the Subscription Agreement within ten business days of such satisfaction or waiver, then CNI will pay us (i) up to $200,000 for documented out-of-pocket costs and expenses we incur in connection with the Subscription Agreement and the Financing Transaction and (ii) $550,000, immediately upon such termination of the Subscription Agreement.

Certain Costs and Expenses

Upon the closing of the Financing Transaction, the Company will be obligated to reimburse CNI for (i) all of the reasonable costs and expenses incurred by CNI in the preparation and negotiation of the Subscription Agreement and the other agreements described below, including legal fees, currently estimated to be $1,700,000, and (ii) the fees and expenses of CNI employing the members of the New Management Team as consultants in connection with the Financing Transaction prior to the closing, currently estimated to be $750,000.  In addition, the Company must bear all its costs of complying with its obligations in connection with the Financing Transaction.

Other Agreements in Connection with the Financing Transaction

In addition to the Subscription Agreement, we entered into or will enter into the following agreements in connection with the Financing Transaction:

Warrant Agreement

Concurrently with the closing of the Financing Transaction, we and CNI intend to enter into a Warrant Agreement the form of which is attached to this Proxy Statement as Annex B (the "Warrant Agreement").  Pursuant to the terms of the Warrant Agreement, CNI will acquire Warrants that will be initially exercisable for 8,283,000 shares of Series B Preferred Stock (representing, upon conversion, approximately 20% of the fully-diluted equity securities of the Company upon the closing of the Financing Transaction).  The Warrants, if exercised in full, would bring CNI's ownership to approximately 55% of the shares of Common Stock on a fully-diluted basis to approximately 53% of the voting power of the Company, assuming that the NASDAQ closing price of our Common Stock on the trading day immediately prior to the closing of the Financing Transaction is the same as the closing price of our Common Stock on November 30, 2004.  The Warrants will be exercisable at an exercise price equal to $5.00 per share of Series B Preferred Stock and will be exercisable from the date of issuance for a five-year period.  If certain changes occur to our capitalization, such as a stock split or stock dividend of the Common Stock, then the exercise price and number of shares issuable upon exercise of Warrants will be adjusted appropriately.

CNI Registration Rights Agreement

Concurrently with the closing of the Financing Transaction, we will enter into a Registration Rights Agreement with CNI, the form of which is attached to this Proxy Statement as Annex C (the "CNI Registration Rights Agreement").  Pursuant to the terms of the CNI Registration Rights Agreement, we will grant CNI the right (i) to require us, subject to certain limitations, to register the shares of our Common Stock held by CNI for resale with the SEC and (ii) to participate, subject to customary exclusions, in future Company and stockholder initiated registrations of our Common Stock with the SEC.  The CNI Registration Rights Agreement will cover the shares of Common Stock into which the Series B Preferred Stock issued to CNI under the Subscription Agreement may be converted and which may be issued upon exercise of Warrants.

Termination of Voting Agreement

On August 26, 2004, in connection with the Subscription Agreement, we entered into an agreement (the "Termination Agreement") pursuant to which, subject to the closing of the Financing Transaction, the voting agreement dated February 23, 2004 by and among COMCOR, Mr. Grace and Mr. Baker will terminate and will have no further force or effect.  The Termination Agreement is attached to this Proxy Statement as Annex D.

Amendment to COMCOR Stock Subscription Agreement

On August 26, 2004, we entered into an amendment to the COMCOR Stock Subscription Agreement, which is attached to this Proxy Statement as Annex E (the "Amendment").  The terms and conditions of the Amendment, except as noted below, are subject to the condition precedent that the closing of the Financing Transaction under the Subscription Agreement occurs on or prior to March 31, 2005, or such later date as we and CNI may determine (the "Condition Precedent").

In the Amendment,

  COMCOR agreed, without regard to the Condition Precedent, to cause CCTV to promptly exchange the CCTV Preferred Stock issued to COMCOR for 220,879 shares of our Common Stock, which occurred on September 20, 2004;

  COMCOR acknowledged and agreed, without regard to the Condition Precedent, that the debt of CCTV to COMCOR in the amount of RUR 43,898,587 as described in the Stock Subscription Agreement has been repaid and satisfied in full by CCTV;

  We and COMCOR agreed that upon the satisfaction of the Condition Precedent, our obligations pursuant to the COMCOR Stock Subscription Agreement to make or obtain capital contributions to CCTV shall terminate in their entirety and shall cease to have any force or effect;

  COMCOR agreed to use its best efforts to assist us and CCTV to obtain from the applicable governmental or regulatory authority renewals and/or extensions of the CCTV Licenses (as defined above) and in making all necessary filings, and thereafter making any other required submissions, with respect to compliance or otherwise in connection with the CCTV Licenses that are required under any applicable law;

  COMCOR acknowledged and agreed that promptly, and in any event not later than ten business days following the satisfaction of the Condition Precedent, COMCOR will exercise its right to subscribe for 650,000 newly issued shares of IAS Common Stock.  IAS is a provider of telephone and data transmission services to businesses in Moscow and the Moscow region.  We currently own approximately 43.5% of IAS.  COMCOR will purchase the IAS Common Stock for a purchase price of RUR 82 per share, for an aggregate purchase price of RUR 53,300,000.  Concurrently with such subscription, COMCOR agreed to sell or to cause such entity related to it to sell 282,722 shares of IAS Common Stock to us for a purchase price of RUR 82 per share, for an aggregate purchase price of RUR 23,183,204.  We and COMCOR agreed that if after giving effect to such sale, we will not own at least 43% of the issued and outstanding shares of IAS Common Stock, calculated on a fully-diluted basis, COMCOR will sell to us such additional number of shares of IAS Common Stock at RUR 82 per share that shall cause us to own at least 43% of the issued and outstanding shares of IAS Common Stock, calculated on a fully-diluted basis; and

  COMCOR agreed not to request or demand that we effect any registration with the SEC under the Securities Act of 1933, as amended (the "Securities Act") of their shares of Common Stock at any time prior to the satisfaction of the Condition Precedent.

Shareholders Agreement between CNI and COMCOR

On August 26, 2004, in connection with the Subscription Agreement, CNI and COMCOR entered into a Shareholders Agreement, which is attached to this Proxy Statement as Annex F (the "Shareholders Agreement").  Pursuant to the Shareholders Agreement, if the Financing Transaction is consummated, CNI and COMCOR agreed to vote, at any time after the consummation of the Financing Transaction, all of the shares of our Common Stock and Series B Preferred Stock (collectively, the "Voting Stock") they beneficially own at such time:

  To initially elect to the Board of Directors the new members designated by CNI as contemplated in the Subscription Agreement;

  To cause and maintain the number of Directors of the Board to be fixed at eleven;

  To cause and maintain the election to the Board of a total of three individuals designated by COMCOR, which number shall be reduced to two individuals and further to one individual in the event that COMCOR beneficially owns less than 20% and less than 15% (but at least 10%) of our outstanding Voting Stock, respectively; and

  To cause the election to the Board of a total of six individuals designated by CNI, which number shall be: (i) increased to seven individuals in the event that COMCOR shall beneficially own less than 20% of our outstanding Voting Stock and (ii) decreased to five, four, two and one individuals, in the event that CNI beneficially owns less than 30%, 20%, 15% and 10% of our outstanding Voting Stock, respectively.

In connection with the foregoing, CNI agreed that, for so long as COMCOR owns at least 15% of our Voting Stock, it will use its best efforts to ensure that the combination of the Directors designated by COMCOR and those designated by CNI comprise a majority of the Directors on the Board.  CNI and COMCOR also agreed that, for so long as each of them is entitled to designate at least one director (in accordance with the provisions described above), each committee of the Board shall consist of at least one director designated by CNI and one director designated by COMCOR (to the extent permitted by applicable law).

CNI and COMCOR agreed that, after the consummation of the Financing Transaction, they will take all actions reasonably necessary to cause us (i) to acquire from COMCOR all of the shares of IAS that are beneficially owned by COMCOR for shares of our Common Stock, based on a valuation prepared by an independent expert agreed upon by COMCOR and us; (ii) to grant each of CNI and COMCOR a right of first refusal with respect to issuances of our securities on a pro rata basis to their then percentage of shareholding; and (iii) to enter into new employment contracts with certain individuals and grant options to purchase up to 5% of the shares of our Common Stock to certain executives and employees selected by CNI and COMCOR.

CNI and COMCOR also agreed that, for so long as they each own at least 15% of our Voting Stock, they will seek to agree on the following matters:

  Amendment of our organizational documents or those of CCTV;

  Our reorganization or liquidation or that of CCTV;

  Increasing or decreasing our authorized capital or that of CCTV;

  Entry by us or by CCTV into material transactions in which either COMCOR or CNI is a party;

  Appointment of our Chief Executive Officer (other than as currently contemplated, as described under "New Management Team" below) or of a new general director of CCTV;

  Establishing the strategy for us and for CCTV;

  Any material deviation from our or CCTV's business plan;

  Appointment of auditors for us and CCTV; and

  Approval of our annual financial statements or those of CCTV.

In connection with the foregoing, the Shareholders Agreement provides that, in the event that CNI and COMCOR are unable to agree on how to vote with respect to any of the matters set forth above, such matter may be referred by either party to a special committee of the Board, the decision of which shall be binding on the parties.

Pursuant to the Shareholders Agreement, each of CNI and COMCOR agreed, subject to limited exceptions, to refrain from transferring any Voting Stock they beneficially own without the prior consent of the other party.  Further, each of CNI and COMCOR have agreed (for so long as such party holds at least 10% of our Voting Stock) to participate in (on a pro rata basis) sales of Voting Stock initiated by the other party.  In addition, each party has a right of first offer with respect to any shares of Voting Stock the other party proposes to sell.

The Shareholders Agreement will terminate upon the earlier to occur of (a) CNI and COMCOR mutually agreeing to terminate the Shareholders Agreement, (b) such time as CNI's percentage beneficial ownership of our outstanding Voting Stock falls below 5%, (c) such time as COMCOR's percentage beneficial ownership in our outstanding Voting Stock falls below 5%, and (d) the voluntary or involuntary bankruptcy, dissolution, liquidation or winding-up of any of CNI, COMCOR or us.

Voting Agreements

On August 26, 2004, in connection with the Subscription Agreement, CNI entered into the Voting Agreements with each of (i) COMCOR, which owns approximately 48.0% of our outstanding Common Stock, (ii) Oliver R. Grace, Jr., our Chairman, President and Chief Executive Officer, (iii) Francis E. Baker, a director and our Secretary, (iv) Andrew M. O'Shea, our Chief Financial Officer, (v) James J. Pinto, a director, and (vi) Thomas McPartland, a director (collectively, the "Stockholders").  The Stockholders collectively hold approximately 53.9% of our Common Stock.  The Voting Agreements ensure that the matters described below will receive the required vote for their approval if the Special Meeting is held prior to the termination of the Voting Agreements.

Pursuant to the Voting Agreements, each Stockholder agreed to vote such shares of Common Stock owned by such Stockholder and included in the Voting Agreement (the "Covered Shares") in favor of any matter that could reasonable be expected to facilitate the Financing Transaction, including the amendment of our Certificate of Incorporation and our Option Plan and the issuance of the Series B Preferred Stock, against approval of any proposal made in opposition to, or in competition with, the consummation of the Financing Transaction and against any other action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Financing Transaction.  Each of the Stockholders granted CNI an irrevocable proxy to vote the Covered Shares as described in the preceding sentence.  Each of the Stockholders who is a director of our Company, however, is not precluded or limited from performing his duties, obligations and responsibilities as a member of our Board.  Each of the Stockholders also agreed to refrain from transferring any Covered Shares without the prior consent of CNI other than to specified related persons that agree to be bound by the respective Voting Agreement and other than as specified in the Voting Agreement.

The Voting Agreements will each terminate upon the earliest to occur of (i) the valid termination of the Subscription Agreement pursuant to its terms, (ii) the consummation of the Financing Transaction, (iii) February 28, 2005, or (iv) the written agreement of the parties thereto to that effect.

Irrevocable Proxies

If the price of our Common Stock on the trading day immediately before the close of the Financing Transaction is below $5.00 per share, the application of NASD Marketplace Rule 4351 to the issuance and sale of the Series B Preferred Stock to CNI will result in the Series B Preferred Stock having less votes per share than the Common Stock (see "-Background of the Financing Transaction").  As described under "Proposal 2-The Series B Preferred Stock-Voting Rights," in accordance with Rule 4351, each share of Series B Preferred Stock shall have that number of votes equal to the quotient (rounded to the nearest five decimal places) of $5.00 divided by the closing bid price of one share of our Common Stock reported on NASDAQ for the last complete trading session prior to the closing of the Financing Transaction.

In order to address the reduction in CNI's voting power in comparison to what we agreed when we entered into the Subscription Agreement, certain stockholders holding in the aggregate 200,000 shares of Common Stock have granted CNI an irrevocable proxy and power of attorney to vote their shares of Common Stock (the "Existing Irrevocable Proxy").  The Existing Irrevocable Proxy provides as follows:

  During the term of the Existing Irrevocable Proxy, CNI will have the ability to vote the shares of Common Stock which are subject to the Existing Irrevocable Proxy at any meeting of stockholders or consent action in lieu of a meeting at CNI's sole discretion.

  If at the closing of the Financing Transaction the aggregate number of votes to which the Series B Preferred Stock are entitled, plus the number of voted represented by shares of Common Stock subject to the Existing Irrevocable Proxy and the Additional Irrevocable Proxy described below, exceeds 4,500,000, then the shares subject to the Existing Irrevocable Proxy and the Additional Irrevocable Proxy will be reduced by the excess number of votes, which reduction will be applied to all parties to the Existing Irrevocable Proxy and the Additional Irrevocable Proxy on a pro rata basis.

  The stockholders who are parties to the Existing Irrevocable Proxy have agreed, for a period of one year after the closing of the Financing Transaction, not to sell, transfer or otherwise dispose of any of the shares of Common Stock subject to the Existing Irrevocable Proxy, unless the transferee also agrees to be bound by the Existing Irrevocable Proxy.

  During the period from one year after the closing of the Financing Transaction until the expiration of the Existing Irrevocable Proxy, the stockholders who are parties to the Existing Irrevocable Proxy may sell, transfer or otherwise dispose of any of the shares of Common Stock subject to the Existing Irrevocable Proxy, subject to the right of CNI to exercise a right to acquire all such shares proposed to be transferred on the same terms as they are proposed to be transferred to a third party.

  If CNI converts any of its shares of Series B Preferred Stock into Common Stock, the number of shares subject to the Existing Irrevocable Proxy will be reduced by such number of shares of Common Stock having voting power equal to the additional voting power acquired by CNI as a result of such conversion to the extent that the conversion causes CNI to have an aggregate of more than 4,500,000 votes, including the votes under the Existing Irrevocable Proxy and the Additional Irrevocable Proxy described below, which reduction will be applied pro rata to each stockholder who is a party to the Existing Irrevocable Proxy and the Additional Irrevocable Proxy.

  The Existing Irrevocable Proxy will terminate upon the earlier of (i) four years from the closing of the Financing Transaction, (ii) the conversion by CNI of all its shares of Series B Preferred Stock into Common Stock, (iii) CNI's ownership of the capital stock of the Company on a converted basis falling below 10% or (iv) the weighted average closing price for 20 consecutive trading days on NASDAQ of the Common Stock exceeding $15.00.

The stockholders who have granted CNI the Existing Irrevocable Proxy are the following persons with respect to the number of shares of Common Stock indicated: Oliver R. Grace, Jr., our Chairman, President and Chief Executive Officer: 150,000 shares; Francis E. Baker, a Director: 25,000 shares; and The Anglo American Security Fund, L.P.: 25,000 shares.

In addition, Amendment No. 1 to the Subscription Agreement provides that CNI's obligation to close the Financing Transaction is subject to CNI receiving an additional irrevocable proxy and power of attorney (the Additional Irrevocable Proxy") from stockholders with respect to 800,000 shares of Common Stock, or such lesser number of shares that, together with the 200,000 shares of Common Stock subject to the Existing Irrevocable Proxy and the votes to which 4,500,000 shares of Series B Preferred Stock are entitled, have 4,500,000 votes.  The terms of such irrevocable proxy and power of attorney will provide as follows:

  During the term of the Additional Irrevocable Proxy, CNI will have the ability to vote the shares of Common Stock which are subject to the Additional Irrevocable Proxy at any meeting of stockholders or consent action in lieu of a meeting at CNI's sole discretion.

  At any time, a stockholder who is a party to the Additional Irrevocable Proxy may sell, transfer or otherwise dispose of any of the shares of Common Stock subject to the Additional Irrevocable Proxy, subject to the right of CNI to exercise a right to acquire all such shares proposed to be transferred on the same terms as they are proposed to be transferred to a third party.

  If CNI converts any of its shares of Series B Preferred Stock into Common Stock, the number of shares subject to the Additional Irrevocable Proxy will be reduced by such number of shares of Common Stock having voting power equal to the additional voting power acquired by CNI as a result of such conversion to the extent that the conversion causes CNI to have an aggregate of more than 4,500,000 votes, including the votes under the Existing Irrevocable Proxy and the Additional Irrevocable Proxy, which reduction will be applied pro rata to each stockholder who is a party to the Additional Irrevocable Proxy and the Existing Irrevocable Proxy.

  The Additional Irrevocable Proxy will terminate upon the earlier of (i) four years from the closing of the Financing Transaction, (ii) the conversion by CNI of all its shares of Series B

Preferred Stock into shares of Common Stock, (iii) CNI's ownership of the capital stock of the Company on a converted basis falling below 10% or (iv) the weighted-average closing price for 20 consecutive trading days on NASDAQ of the Common Stock exceeding $15.00.

As of the date of this Proxy Statement, to the best of our knowledge, no stockholder has granted an Additional Irrevocable Proxy.

Bridge Loan

CCTV, as borrower, the Company and certain of its subsidiaries, each as guarantors, entered into the $4 million Bridge Loan on August 26, 2004 with CND, as lender.  The purpose of the Bridge Loan is for general working capital purposes of CCTV, including, for construction plans for the build-out of its access network and to provide capital for expanded sales and marketing.

The Bridge Loan is mandatorily repayable on the earlier of (i) the closing of the Financing Transaction, (ii) June 30, 2005 (provided that certain termination events under the Subscription Agreement have not occurred) or one year after the occurrence of such termination events, (iii) the occurrence of certain change of control events with respect to the Company and (iv) the occurrence of certain events of illegality with respect to the ability of the lender to make available the Bridge Loan to CCTV or the occurrence of certain events of default.

The Bridge Loan is also voluntarily repayable by CCTV, without premium, upon the exercise of certain termination rights by the Company or CND under the Financing Transaction.

All amounts drawn under the Bridge Loan bear interest at a rate of 12% (payable monthly), plus a commitment fee of 1.25% with respect to the committed but unutilized portion of the Bridge Loan.  The first draw down of $2 million occurred on September 3, 2004 and two further draw downs of $1,000,000 each occurred on November 1, 2004 and November 9, 2004.

Loans extended pursuant to the Bridge Loan are not secured by any assets of the Company, CCTV or any other subsidiaries of the Company but are guaranteed by the Company and certain of its subsidiaries.

The Bridge Loan must be repaid with the proceeds of the initial draw down of the Term Loan described to below.

Term LoanCCTV as borrower and the Company and certain of its subsidiaries, each as guarantors, also entered into the $28.5 million Term Loan on August 26, 2004 with CND as lender.  The purpose of the Term Loan is repayment of the Bridge Loan Facility and for the build out of the CCTV broadband cable network in Moscow.

The Term Loan will not be made available to CCTV until the closing of the Financing Transaction.  Upon closing of the Financing Transaction, the first tranche of the Term Loan will be made immediately available in the amount of $18.5 million and the second tranche in the amount of $10 million will be made available once CCTV has achieved a build out of its broadband cable network in Moscow to at least 500,000 homes.

The Term Loan is mandatorily repayable on the earlier of (i) 5 years following the closing of the Financing Transaction, (ii) the occurrence of certain change of control events with respect to the Company and (iii) the occurrence of certain events of illegality with respect to the ability of the lender to make available the Term Loan to CCTV or the occurrence of certain events of default.  Certain amounts of the Term Loan are also mandatorily repayable upon the disposal of assets or the receipt of proceeds of certain insurance claims by CCTV, the Company or certain subsidiaries of the Company.

The Term Loan is also voluntarily repayable by CCTV, without premium, at any time following the third anniversary of the closing of the Financing Transaction.

All amounts initially drawn under the Term Loan bear interest at a rate of 12% (payable monthly or accrued to maturity, at the option of CCTV) plus a commitment fee of 1.25% with respect to the committed but unutilized portion of the Term Loan.  On further draw down under the Term Loan, the rate of interest shall be reduced to reflect the reduced committed but unutilized amount thereunder.

Loans extended pursuant to the Term Loan will be guaranteed by the Company and certain of its subsidiaries and secured by certain assets of the Company, CCTV and certain subsidiaries of the Company.

The Term Loan agreement also provides for the payment of a 2.5% arrangement fee and an annual agency fee of $150,000.

Company Stock Prices

The Series B Preferred Stock is to be issued to CNI at a price of $5.00 per share, the Warrants to purchase shares of Series B Preferred Stock to be issued to CNI will have an exercise price of $5.00 per share and the options to be issued to the New Management Team will have an exercise price of $5.00 per share.

The following table shows the high and low sales prices of our Common Stock for each fiscal quarter, as well as the closing sales prices at the end of each quarter, since the beginning of the Company's fiscal year ended February 28, 2003 through November 30, 2004.  The stock prices shown, which were obtained from NASDAQ where our Common Stock trades under the symbol "MOCC," represent prices between dealers and do not include retail markups, markdowns or commissions and may not necessarily represent actual transactions.

Fiscal Year ended February 28, 2005	High	Low	Close
First Quarter	$11.99	$6.80	$7.40
Second Quarter	$8.92	$6.51	$8.50
Third Quarter	$9.75	$5.95	$6.39

Fiscal Year ended February 29, 2004	High	Low	Close
First Quarter	$4.79	$3.26	$4.26
Second Quarter	$7.50	$3.85	$5.50
Third Quarter	$6.50	$4.41	$5.30
Fourth Quarter	$9.35	$4.09	$8.50

Fiscal Year ended February 28, 2003	High	Low	Close
First Quarter	$9.59	$7.22	$7.41
Second Quarter	$8.28	$3.61	$4.50
Third Quarter	$5.00	$2.36	$3.00
Fourth Quarter	$6.50	$2.01	$3.70

On July 20, 2004, the last date before the public announcement that the Company had entered into the Definitive Term Sheet for the Financing Transaction on which our Common stock traded, the high, low and closing sales prices per share of the Common Stock were each $8.25 per share.  On November 30, 2004, the high, low and closing sales prices per share of the Common Stock were $6.40, $6.05 and $6.39, respectively.

Fairness Opinion

On August 27, 2004, the Board of Directors received a fairness opinion (the "Fairness Opinion") from Aton LLC ("Aton"), a leading Russian investment bank.

Established in 1991, Aton provides a full range of investment banking and brokerage services.  Aton is a founding member of the Moscow Stock Exchange and of the Association of Russian Stock Market Participants (PAUFOR).  Aton was ranked the no.8 brokerage firm in EMEA in Thomson Extel's 2004 survey, one of only two Russian specialist investment banks in the Top 10.  Aton's research team was ranked no.4 for Russia.  Currently, Aton is the only Russian investment bank that provides research coverage of our Common Stock.

In connection with its Fairness Opinion, Aton performed financial analysis, and among other things: (i) reviewed certain available financial and other data with respect to the Company, including the financial statements for recent years and interim periods, and certain other relevant financial and operating data relating to the Company made available to Aton from published sources and from the internal records of the Company; (ii) reviewed the financial terms and conditions of the Financing Transaction; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for our Common Stock; (iv) compared the Company from a financial point of view with certain other companies which Aton deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations and private financings which Aton deemed to be comparable, in whole or in part, to the Financing Transaction; (vi) reviewed and discussed with representatives of the management of the Company certain information of a business and financial nature regarding the Company, furnished to Aton, including financial forecasts and related assumptions of the Company; and (vii) performed such other analyses and examinations as Aton deemed appropriate.

Based on performed analysis and upon the foregoing and certain assumptions set forth in the Fairness Opinion, Aton opined that the terms of the Financing Transaction are fair to Company and its stockholders from a financial point of view, as of the date of the opinion.

Aton further stated that the Fairness Opinion is not a recommendation to any stockholder as to how such stock should vote with respect to the Financing Transaction and that the Fairness Opinion addresses only the financial fairness of the terms of the Financing Transaction to the Company and its stockholders and does not address the relative merits of the Financing Transaction and any alternatives to the Financing Transaction, the Company's or Columbus Nova's underlying decision to proceed with or effect the Financing Transaction, or any other aspect of the Financing Transaction.

The foregoing summary descriptions of the Fairness Opinion is qualified in its entirety by reference to the copy of the Fairness Opinion attached hereto as Annex G, which is incorporated herein by reference.  We encourage you to carefully read the Fairness Opinion in its entirety.

In connection with rendering the Fairness Opinion, Aton received a fee of $110,000 plus reimbursement for reasonable expenses.  In addition, the Company agreed to indemnify and hold harmless Aton from and against any losses, claims, demand, damages or liabilities of any kind relating to or arising out of its activities performed or services furnished pursuant to the Fairness Opinion, the Financing Transaction or its role in connection therewith, and to reimburse Aton for expenses incurred in connection therewith, except for any such losses, claims, demand, damages or liabilities and expenses that are determined to have resulted from Aton's bad faith, gross negligence or willful misconduct.

Since January 1, 2002, neither the Company nor any subsidiary of the Company, COMCOR, Columbus Nova nor any affiliate of Columbus Nova has engaged in any business transaction with or utilized the services of Aton.

New Board of Directors

Upon closing of the Financing Transaction, our Board of Directors is expected to consist of the following members:

CNI Nominees

Andrew Intrater, age 42, is the founder and Senior Partner of Columbus Nova.  He has held this position since 2000.  Prior to Columbus Nova, Mr. Intrater was the President and Chief Operating Officer of Oryx Technology Corp., a leading manufacturer of semiconductor testing equipment.  Mr. Intrater continues to serve on the Board of Directors of Oryx, as well as on the Boards of Directors of Integrated Energy Systems, Clareos Inc., and Ethertouch Ltd.

Ivan Isakov, age 31, is a partner of Columbus Nova responsible for the firm's investment activities in Russia.  He has held this position since January 2004.  Prior to Columbus Nova, Mr. Isakov served as Senior Associate in the Buyout Group of Advent International, Associate in the Mergers & Acquisitions Group at Goldman Sachs International and Analyst in Investment Banking at Baring Brothers International, all based in London.

Warren Mobley, age 57, will be named our new Chief Executive Officer following the closing of the Financing Transaction.  Mr. Mobley has most recently been consulting to several private equity funds in connection with acquisitions of cable TV properties in Europe.  Mr. Mobley has over 30 years of experience managing cable TV systems around the world, including the U.S., Canada, Germany, Hong Kong and Poland.  Most recently, Mr. Mobley served as the Chief Executive Officer of iesy, a German Level 3 cable TV operator with over one million subscribers.  Mr. Mobley has also held senior management positions at At Entertainment, a leading Polish HFC cable TV operator with 1,000,000 subscribers ultimately acquired by United Pan-European Communications, the leading cable TV company in Europe; Videotron, one of the first cable telephony operators in the world; and Cox Communications, one of the leading cable TV, data and telephony multiple system operators ("MSOs").

David R. Van Valkenburg, age 62, is currently the Chairman of Balfour Associates, Inc., a company providing advisory services and counsel to Chief Executives, Boards of Directors, Senior Lenders, and private equity funds.  Prior to Balfour, Mr. Van Valkenburg served as the Chief Executive and Operating Officer of TeleWest plc, and Executive Vice President of MediaOne Group, Inc., a leading regional RBOC with cable TV properties.  Mr. Van Valkenburg has over 30 years of experience managing cable TV systems around the world and has held senior management positions at Cablevision Industries, one of the leading MSOs in the United States; Paragon Communications, a MSO joint venture between Time Warner Cable and Houston Industries, Inc.; and Cox Cable Communications.  Mr. Van Valkenburg is a member of the National Association of Corporate Directors and of Cable TV Pioneers.  He also serves on the Boards of NASDAQ-traded Harmonic, Inc. and MDSI, Inc., as well as several private corporations.

Jay Haft, age 68, is a Partner of Columbus Nova.  He has held this position since 2000.  Prior to Columbus Nova, Mr. Haft worked as a senior corporate partner at the law firm of Parker, Duryee, Rossoff & Haft (which ultimately merged with Reed Smith), specializing in corporate finance and mergers and acquisitions.  Prior to that, he was a senior partner with Rifkin, Radler, Dunne & Bayh.  Mr. Haft has served on approximately 30 corporate boards, including as Chairman of the Executive Committee at Emerson Radio Corporation and Director at CompuCom Systems, Inc.  He is currently Chairman of the Board of DUSA Pharmaceuticals, Inc. and is on the board of the United States Russian Business Council, among others.

CNI will name an additional Director upon the closing of the Financing Transaction.

COMCOR Nominees

Vladimir A. Serdyuk, Valentin V. Lazutkin and Alexander R. Vladislavlev

Messrs. Serdyuk, Lazutkin and Vladislavlev are currently Directors of the Company and information concerning them is provided under "Proposal 4-The Nominees" below.

Other Continuing Directors

        Oliver R. Grace, Jr. and James J. Pinto

Information concerning Messrs Grace and Pinto is provided under "Proposal 4-The Nominees" below.

Board Governance

NASD Rule 4350(c)(1) requires that a majority of the directors of a NASDAQ company be independent, as defined in NASD Rule 4200(a)(15).  Upon the restructuring of the Board of Directors as described above, the Board will not meet this requirement.  In addition, NASD Rule 4350(c)(3) requires that the compensation of the chief executive officer be determined or recommended to the Board of Directors for determination by a majority of the independent directors or a compensation committee comprised solely of independent directors and Rule 4350(c)(4) requires that nominees to the Board be selected or recommended to the Board for selection by a majority of the independent directors or a nominations committee comprised solely of independent directors.  Upon the restructuring of the Board of Directors as described above, the Board will not meet these requirements.  NASD Rule 4350(c)(5) provides an exemption from these requirements for a "Controlled Company," which is a company of which more than 50% of the voting power is held by a group or other company.  To the extent necessary, the Company will seek to rely on this exemption.  If it does so, stockholders of the Company will not have the benefits intended to be provided by these NASD rules.

David R. Van Valkenburg, James J. Pinto and Alexander R. Vladislavlev will serve as independent directors, as this term is defined under NASD Rule 4200(a)(15) and the Sarbanes Oxley Act of 2002.

New Management Team

Upon closing of the Financing Transaction, the New Management Team will be put in place.  There follows information about the members of the New Management team.

              Warren Mobley, Chief Executive Officer

See information concerning Mr. Mobley under "New Board of Directors" above.

            Donald Miller-Jones, age 59, will be named our Chief Financial Officer following the closing of the Financing transaction.  Mr. Miller-Jones has most recently been consulting several private equity funds in connection with acquisitions of cable TV properties in Europe.  Mr. Miller-Jones has also held senior management positions with At Entertainment, where he served as the Chief Financial Officer, United Pan-Europe Communications, where he served as the founding Finance Director, and PolyGram, where he served as worldwide Treasurer and Head of Investor Relations.  Mr. Miller-Jones also serves as a non-executive director of Independent Minds Limited, an independent equity research boutique.

             Charles Roberts, age 50, will be named consultant to the Company on network construction issues.  Mr. Roberts has most recently been consulting several private equity funds in connection with acquisitions of cable TV properties in Europe.  Mr. Roberts has extensive experience in wiring and construction of MMDS and broadband networks worldwide.  Mr. Roberts has also held senior management positions with iesy, United Pan-European Communications, United International Holdings, the second largest MSO in the Philippines, and Cablevision.

            Dr. Ali Mohamed Ahmed, age 35, will be named consultant to the Company on network technology issues.  Dr. Ahmed has most recently been consulting several private equity funds in connection with acquisitions of cable TV properties in Europe.  Dr. Ahmed has been designing HFC networks and developing advanced design procedures for the cable and broadband industry for nearly 10 years.  He has overseen network design groups, as well as actively managed the development of conceptual network proposals in conjunction with a number of first-tier industry suppliers, such as Nortel, Lucent and Siemens.  Dr Ahmed has also held senior network technology positions with iesy and United Pan-Europe Communications.

The Management Agreements

Upon closing of the Financing Transaction, the Company will enter into employment agreements with Messrs Mobley and Miller-Jones and consulting agreements Mr. Roberts and Dr. Ahmed upon the closing of the Financing Transaction.  Mr. Mobley will serve as Chief Executive Officer of the Company, Chairman of the Board of CCTV and Chairman of the Management Board of CCTV.  Mr. Miller-Jones will serve as Chief Financial Officer of the Company.  Mr. Roberts will serve as a consultant for Network Operations for the Company.  Dr. Ahmed will serve as a consultant for Technology to the Company.  The Management Agreements are substantially similar, except as noted below.

Each of the Managements Agreements is for a period of three years at the following annual salary: Mr. Mobley, €175,000; Mr. Miller-Jones, €165,000; Mr. Roberts, €130,000; and Dr. Ahmed, €100,000.  Each will be eligible to receive an annual bonus in cash or shares of our Common Stock as approved by the Board of Directors if performance targets established by the Board have been met.  The bonus may be 10% to 35% of the individual's then-current salary, and up to 50% for outstanding performance.  Each will receive benefits comparable to those provided to senior executives of the Company and to comparable executives of other public companies of comparable size doing business in Russia.  Each will receive a relocation allowance to move to Moscow, a housing allowance of $8,000 per month and an automobile.

Each of the Management Agreements provides for termination benefits as follows.  In the event of individual's disability or death, he or his estate will receive the greater of (i) six months salary or (ii) 18 months salary less the aggregate salary paid through the date of disability or death.  Upon termination by the Company for "Cause" as defined in the Management Agreement, compensation will cease immediately.  Upon termination without "Cause" before the first anniversary of the Management Agreement, he will be paid 18 months salary less aggregate salary paid through the date of termination; if terminated after the first anniversary of the Management Agreement, he will be paid the greater of (i) six months salary or (ii) 18 months salary less the aggregate salary paid through the date of termination.  If the individual terminates his employment for "Good Reason" or upon a "Change of Control," as each term is defined in the management Agreement, it will be treated as a termination by the Company without "Cause" and the amounts paid will be as described in the preceding sentence.  Each individual has agreed that after termination for whatever reason, he will not, without the Company's prior written consent, participate for a period of one year in Moscow in any activity in which the Company or CCTV is engaged in Moscow.

In addition, each member of the New Management Team has entered an agreement with CNI regarding certain sales of shares of Common Stock received by them upon the exercise of any options granted by the Company, including those described under "Stock Options" below.  So long as CNI beneficially owns 20% or more of the Company's equity securities, if CNI proposes to sell all of its shares of the Company, CNI may force the members of the New Management Team to sell on the same terms as CNI proposes to sell.

Stock Options

Upon the closing of the Financing Transaction, the Company will grant non-qualified stock options to purchase shares of our Common Stock at an exercise price of $5.00 per share to each of Messrs Mobley, Miller-Jones and Roberts and Dr. Ahmed pursuant to an option agreement with each.  The options will be granted under the Option Plan, as amended as set forth in Proposal 3.  The option agreements are substantially similar, except as noted below.

The aggregate number of options to be granted is 1,161,050, or approximately 5% of the Company's fully-diluted shares after giving effect to the shares and warrants to be issued in the Financing Transaction.  The number of options to be granted to each individual is as follows: Mr. Mobley, 406,368; Mr. Miller-Jones, 406,367; Mr. Roberts, 232,210; and Dr. Ahmed, 116,105.

The options will become exercisable according to following schedule: one-third of the options on the first anniversary of their date of grant and one-twelfth at the end of each quarter thereafter.  In the event of a "Change of Control," all of the options become immediately exercisable.  Upon the individual's termination, all options not then exercisable will be forfeited and options then exercisable may be exercised within three months after termination, except as follows.  In the event of termination in the first year after grant by the Company without "Cause" or by the individual for "Good Reason," all options that would have become exercisable on the first anniversary shall become immediately exercisable; in the event of such termination after the first anniversary, the options that would have become exercisable at the end of the next quarter shall become immediately exercisable.  If the individual's employment is terminated in the first year after grant by reason of disability or death, then a number of options equal to one-twelfth of the options granted times the number of quarters since the grant will become immediately exercisable; in the event of termination due to disability or death, then any exercisable option may be exercised at any time within twelve months thereafter.  However, in no event may any option be exercised after five years from the date of grant.

Option may be exercised upon the payment of the exercise price in dollars or by the surrender of a number of shares of our Common Stock having a fair market value equal to the exercise price, or a combination of both.  The options are non-transferable.

Interest of Certain Directors in Proposal 1

In connection with the Financing Transaction, Oliver R. Grace, Jr., our Chairman, President and Chief Executive Officer, and James J. Pinto, one of our Directors, have entered into agreements with each of COMCOR and CNI, pursuant to which each of COMCOR and CNI (i) confirmed the acceptability of the compensation to be paid by us to Mr. Grace for 2004 and agreed that Mr. Grace will act as one of the trustees for our pension plan and will supervise the offering of stock of mutual savings banks or equivalent financial institutions upon de-mutualization of the same in which we or any of our subsidiaries have an account and in which we elect to participate, for which activities he will be paid an annual compensation of $50,000 beginning in 2005, in addition to any compensation he receives as a member of our Board, and (ii) agreed to support the nomination of Messrs. Grace and Pinto (or, if either or both cannot serve on our Board, the nomination of Francis E. Baker, Thomas McPartland, Louis A. Lubrano, each of whom are currently Directors, or Peter E. Bennett, a former director) as candidates for election to our Board with the intention that Messrs. Grace and Pinto will serve as members of our Board for a period commencing on the closing of the Financing Transaction and ending 36 months thereafter.

The Company and Mr. Baker, a director and Secretary of the Company, entered into a Consulting Agreement dated May 1, 2004, as amended on May 14, 2004 and July 30, 2004.  Mr. Baker's Consulting Agreement provides that upon the closing of any financing in which the Company receives at least $20 million, such as the Financing Transaction, in consideration of services provided to the Company, including in connection with capital raising activities, Mr. Baker will receive $200,000 and stock appreciation rights on 25,000 shares of our Common Stock.  The stock appreciation rights permit Mr. Baker to tender to the Company, between the closing of the Financing Transaction and June 30, 2005, the stock appreciation right for an amount equal to the difference between the average of the market price for the Common Stock for a twenty day-period prior to the tender and $6.67 per share, times the number of rights tendered.  Mr. Baker abstained from all votes by the Board of Directors concerning the Financing Transaction.

Appraisal Rights

If you choose to vote against Proposal 1, Section 262 of the Delaware General Corporation Law does not afford you any appraisal rights.

Regulatory Approval

The Company is not aware of any material governmental approvals in the United States or the Russian Federation that are required for the issuance of the Series B Preferred Stock and the Warrants or the funding of the Bridge Loan or the Term Loan.  If the Company becomes aware of any required approval or action, it expects to seek the approval or take the necessary action.

If and when CNI's aggregate investment in the Company exceeds $50 million upon the exercise of Warrants, compliance with the pre-merger notification provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 will be required.

Accounting Treatment

In connection with the Financing Transaction, based on a market price of the Common Stock of $6.39 per share, the Company expects to record a non-cash charge of an estimated $17.8 million relating to the beneficial conversion feature of the Series B Preferred Stock and the Warrants to be issued to CNI as a result of the purchase price for these Common Stock equivalents being below the market value of the Common Stock.  In addition, the "in-the-money" value of approximately $1.6 million relating to the stock options to be granted to the New Management Team is expected to be recognized as an expense over a three-year period to coincide with the vesting provisions of the options.  The amount of the actual charge and expense will be determined as of the date the Company is committed to issue the Series B Preferred Stock and Warrants, which the Company has determined will be upon the fulfillment of all conditions precedent to closing the Financing Transaction, including approval by our stockholders.

Material U.S. Federal Income Tax Consequences

The consummation of the Financing Transaction will not have any material U.S. Federal income tax consequences to us or our stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF PROPOSAL 1.

PROPOSAL 2:
THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

Description of the Amendment to our Certificate of Amendment

Our Board of Directors has approved and declared it to be advisable that you approve the amendment to our Certificate of Incorporation to increase the authorized number of shares of Common Stock from 15,000,000 to 40,000,000, to authorize 25,000,000 shares of Series B Preferred Stock and to make certain other changes (the "Certificate Amendment").  It has directed that the Certificate Amendment be submitted to the requisite stockholder vote at the Special Meeting for your approval.  The Certificate Amendment must be approved by you before the Financing Transaction can be completed.  We encourage you to carefully read the proposed Certificate Amendment, which is reflected in the form of Certificate of Amendment to our Certificate of Incorporation (the "Certificate of Amendment") attached as Annex H to this Proxy Statement and incorporated by reference herein.

Reasons for the Certificate Amendment

The Series B Preferred Stock currently is not authorized by our Certificate of Incorporation and must be so authorized before the Series B Preferred Stock may be issued.  The Series B Preferred Stock is convertible into our Common Stock on a share for share bases.  We do not have sufficient authorized but unissued shares of our Common Stock to permit the conversion of the 4,500,000 shares of Series B Preferred Stock to be issued in the Financing Transaction and the 8,283,000 shares of Series B Preferred Stock that may be issued upon the exercise of Warrants to be issued in the Financing Transaction.  We are currently authorized to issue only 15,000,000 shares of our Common Stock.  As of the date of this Proxy Statement, there were 8,798,028 shares of our Common Stock and 150,144 shares of our Series A Preferred Stock issued and outstanding.  In addition, there was $1,219,000 of principal value of our Debentures outstanding.  After giving effect to the issuance of shares of our Common Stock upon the exercise of our currently existing stock options and the conversion of our Series A Preferred Stock at the current conversion rate and of the Debentures, 5,516,397 shares of our Common Stock are authorized and remain available for issuance.  The 12,783,000 shares of our Common Stock that we would be required to issue upon the conversion of the Series B Preferred Stock (assuming the exercise of all Warrants) significantly exceeds our currently available authorized but unissued shares of Common Stock.

As described in Proposal 3, we are also seeking to increase the number of options to be granted under the Option Plan.  If Proposal 3 is adopted, we will have to reserve up to 1,605,000 additional shares of our Common Stock to provide for the exercise of stock options that may be granted pursuant to the Option Plan, including the options to acquire 1,161,050 shares of Common stock to be granted to the New Management Team following the closing of the Financing Transaction, in addition to the 151,500 shares required for outstanding grants and the 232,008 shares that may be awarded in the future under the 2003 Stock Plan.

If you approve the Certificate Amendment, we will have 40,000,000 authorized shares of Common Stock.  Immediately following the closing of the Financing Transaction, after reserving a sufficient number of shares of Common Stock for the purposes described above, an estimated 17,733,069 shares of Common Stock would remain available for future issuance without further stockholder approval, subject to the limitations described under "Proposal 1-NASD Shareholder Approval Requirements."

The Series B Preferred Stock

The Certificate Amendment will authorize the Series B Preferred Stock for the purposes described under Proposal 1.  The Series B Preferred Stock to be sold in the Financing Transaction will be sold at a price of $5.00 per share, subject to adjustment, if any, in the case of the Series B Preferred Stock to be issued upon exercise of Warrants.  Any shares of Series B Preferred Stock not sold in the Financing Transaction may be sold without further stockholder approval at a price greater than, less than, or equal to $5.00 per share, in the discretion of the Board of Directors, subject to the limitations described under "Proposal 1-NASD Shareholder Approval Requirements."

The following summary description of the terms of the Series B Preferred Stock is qualified in its entirety by reference to the Certificate of Amendment attached hereto as Annex H, which is incorporated herein by reference.  We encourage you to carefully read the Certificate of Amendment in its entirety.

Dividends and Distributions

The holders of Series B Preferred Stock will be entitled to receive, when and as declared by the Board of Directors, dividends (whether payable in cash, securities or otherwise) and any other distributions pari passu with the holders of the Common Stock.  This means that they will receive dividends and distributions at the same time, in the same amount and the same form as the holders of the Common Stock.

Redemption

The Series B Preferred Stock will not be redeemable.

Voting Rights

Except as otherwise provided by applicable law and in addition to any voting rights provided by law, the holders of shares of Series B Preferred Stock (i) will be entitled to vote together with the holders of the shares of Common Stock as a single class on all matters submitted for a vote of the holders of Common Stock and (ii) will have such other voting rights as are specified in the Certificate of Incorporation or as otherwise provided by Delaware law.  Each share of Series B Preferred Stock will entitle the holder to cast that number of votes per share equal to the quotient (rounded to the nearest five decimal places) of $5.00 divided by the closing bid price of one share of our Common Stock reported on NASDAQ for the last complete trading session prior to the closing of the Financing Transaction, but in no event more than one vote per share.  Assuming the NASDAQ closing price of our Common Stock on the trading day immediately prior to the closing of the financing transaction is the same as the closing price of our Common Stock on November 30, 2004, each share of Series B Preferred Stock will have approximately 0.78 votes per share.  In addition, the holders of Series B Preferred Stock will be entitled to a class vote and will have one vote per share when voting as a separate class in the event of any amendment to our Certificate of Incorporation that creates a new class of shares equal or senior to the Series B Preferred Stock or changes an existing class of shares into a class equal or senior to the Series B Preferred Stock.

Liquidation, Dissolution and Winding Up

Upon the liquidation, dissolution or winding up of the Company, the holders of shares of Series B Preferred Stock will have the rights set forth below depending on when such event occurs:

  If the event commences on or prior to the fourth anniversary of the closing of the Financing Transaction, then the holders of Series A Preferred Stock will first receive the "Series A Preferred Stock Liquidation Preference", which is currently $18.75 per share.  If there are assets of the Company remaining thereafter, the holders of Series B Preferred Stock will be entitled to be paid $5.00 per share (the "Series B Preferred Stock Liquidation Preference") before any amount is paid to the holders of the Common Stock.  If distributable assets of the Company remaining after satisfaction in full of the Series A Preferred Stock Liquidation Preference are insufficient to permit payment in full of the Series B Preferred Stock Liquidation Preference, then all such remaining assets will be distributed ratably among the holders of Series B Preferred Stock.  If there are assets of the Company remaining after satisfaction in full of the Series A Preferred Stock Liquidation Preference and the Series B Preferred Stock Liquidation Preference, then the holders of the Common Stock will be entitled, before any further assets of the Company are distributed to the holders of Series B Preferred Stock, to be paid $5.00 per share (the "Common Stock Liquidation Preference").  If the distributable assets of the Company remaining are insufficient to permit payment in full of the Common Stock Liquidation Preference, then all such remaining assets will be distributed ratably among the holders of the Common Stock.  Following the payment of the full amount of (i) the Series A Preferred Stock Liquidation Preference, (ii) the Series B Preferred Stock Liquidation Preference and (iii) the Common Stock Liquidation Preference, all remaining assets of the Company available for distribution to stockholders will be distributed ratably among the holders of Series B Preferred Stock and the holders of Common Stock on an equal basis per share.

  If the event commences after the fourth anniversary of the closing of the Financing Transaction, then, upon satisfaction in full of the Series A Preferred Stock Liquidation Preference, all remaining assets of the Company available for distribution to stockholders will be distributed ratably among the holders of Series B Preferred Stock and the holders of the Common Stock on an equal per share basis.

Conversion

The holders of Series B Preferred Stock will have the right, at their option, to convert one or more of such shares into shares of Common Stock at any time and from time to time after the date of issuance, at the rate of one share of Common Stock for each one share of Series B Preferred Stock or at the rate that results from the making of any adjustment specified in the Certificate of Amendment (the number of shares of Common Stock issuable at any time, giving effect to all prior adjustments, if any, in exchange for one share of Series B Preferred Stock is the "Series B Preferred Stock Conversion Rate").  The Series B Preferred Stock Conversion Rate is subject to adjustment if the Common Stock is divided, combined or reclassified.  If there is a reorganization, merger or consolidation of the Company or a sale or transfer of all or substantially all of the property, assets or business of the Company, and the holders of the Common Stock are to receive securities, property or assets of the Company, successor or transferee, then the holders of Series B Preferred Stock will be notified in advance and have the right to convert at the then Series B Preferred Stock Conversation Rate and thereupon receive such securities, property or assets.

Possible Effects of the Certificate Amendment

Until issued, the increased number of authorized shares of Common Stock and Series B Preferred Stock will not have any immediate effect on your rights as an existing stockholder.  However, following the issuance of the shares of Series B Preferred Stock in the Financing Transaction, your percentage equity ownership in the Company will decrease significantly.  The number of shares of Series B Preferred Stock to be issued upon closing of the Financing Transaction is more than 50% of the number of shares of Common Stock currently outstanding.  The number of shares of Series B Preferred Stock to be issued upon the closing of the Financing Transaction and upon exercise of all Warrants to be issued upon the closing of the Financing Transaction is approximately 150% of the number of shares of Common Stock currently outstanding.  Therefore, your proportional ownership in the Company will be reduced significantly.  See "Summary of the Proposals to be Voted On at the Special Meeting-Summary of the Terms of the Financing Transaction -Impact of the Financing Transaction on Equity Ownership and Voting Power."

Other than as contemplated by the Financing Transaction and subject to any limitations imposed by the NASD or any stock exchange on which our shares of Common Stock are then listed, upon filing of the Certificate of Amendment our Board of Directors may authorize the issuance of such additional shares of our Common Stock or shares of Series B Preferred Stock without further vote or action by you.  Holders of our Common Stock do not have any preemptive rights, and therefore no stockholder has any preferential right to purchase any of the additional shares of our Common Stock or Series B Preferred Stock when such shares are issued.

The additional authorized shares of our Common Stock or the shares of Series B Preferred Stock could also create impediments to a takeover or change in control of our Company.  Authorized and unissued shares of our Common Stock and Series B Preferred Stock could be issued in one or more transactions that would make a change in control of our Company more difficult, and therefore less likely.  Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of our Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of persons seeking to obtain control of our Company.  Accordingly, the increase in the number of authorized shares of our Common Stock and the authorization of the Series B Preferred Stock may deter a future takeover attempt which holders of our Common Stock may deem to be in their best interest or in which holders of our Common Stock may be offered a premium for their shares over the then-current market price.  The Certificate Amendment was not approved by our Board of Directors in response to any threatened or perceived takeover threat, and we have no knowledge of such a threat as of the date of this Proxy Statement.  Our Board of Directors has no current plans or intention to issue shares of our Common Stock or Series B Preferred Stock, except in connection with the Financing Transaction, the exercise of outstanding options, the conversion of our Series A Preferred Stock, Series B Preferred Stock and Debentures and the possible grants of shares of Common Stock under the 2003 Stock Plan and options under the Option Plan.

Failure to Close the Financing Transaction

If you approve the Certificate Amendment, but you do not approve, or we do not consummate, the Financing Transaction, then we will not file the Certificate of Amendment and the Certificate Amendment will not become effective.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF PROPOSAL 2.

PROPOSAL 3:
AMENDMENTS TO THE 2003 STOCK OPTION PLAN

Background

On October 27, 2003, our stockholders adopted the Option Plan.  Our Board believes that stock option awards are an important element in attracting, retaining and motivating key employees, Directors and consultants who are expected to contribute to our Company's growth and success.  At present, the Option Plan provides that options to acquire 670,000 shares of Common Stock at a price not less than the fair market value of the Common stock on the date of grant may be granted under the Option Plan.

The Subscription Agreement provides that the New Management Team will receive non-qualified options to acquire an aggregate of 1,161,050 shares of our Common Stock at $5.00 per share.  See "Proposal 1-New Management Team."  Since the number of shares that may be granted under the Option Plan is less than the number to be granted to the New Management Team, and since $5.00 is less than the fair market value of our Common Stock, the Board has adopted an amendment to Option Plan (the "Option Plan Amendment"), subject to stockholder approval.

Summary of the Option Plan Amendment

The following is a brief summary of the Option Plan Amendment.  The following summary is qualified in its entirety by reference to the copy of the Option Plan marked to show the Option Plan Amendment that is attached as Annex I to this Proxy Statement and incorporated herein by reference.

Number of Shares Subject to the Option Plan

The Option Plan provides for the grant of incentive stock options and non-qualified stock options.  The number of shares of our Common Stock that may be subject to outstanding but unexercised stock options and that may be issued upon the exercise of options under the Option Plan currently may not exceed 670,000 shares.  Currently, options to purchase 95,000 shares of Common Stock are outstanding under the Option Plan and no options granted under the Option Plan have been exercised.

It is proposed in the Option Plan Amendment that the number of shares of our Common Stock that may be subject to outstanding but unexercised stock options and that may be issued upon the exercise of options under the Option Plan may not exceed 1,700,000 shares.  This will allow the granting to the New Management Team of options to purchase 1,161,050 shares of Common Stock at an exercise price of $5.00 per share.  See "Proposal 1-New Management Team-Stock Options."  It will also allow for other future grants by the Board of Directors, although it has no present plans to issue any other options except as described under "Proposal 1-Other Agreements in Connection with the Financing Transaction-Shareholders Agreement between CNI and COMCOR."  The Board of Directors has made no determination as to whom such options will be granted or in what amount.

Exercise Price of Non-Qualified Options Granted under the Option Plan

The Option Plan currently provides that non-qualified options may be granted at an exercise price that is equal to or greater than the fair market value of the Common Stock on the date of grant.  In order to grant the options to the New Management Team at $5.00 per share, the Board of Directors proposes that the Option Plan Amendment be adopted to permit the grant of options at an exercise price not less than 50% of the fair market value on the date of grant of the non-qualified option.  See "Proposal 1-Company Stock Prices" for information concerning recent prices of our Common Stock.

Summary of the Option Plan

The following is a brief summary of the Option Plan.  The following summary is qualified in its entirety by reference to the Option Plan Amendment, a copy of which is attached as Annex I to this Proxy Statement and incorporated herein by reference.

Description of Options

The Option Plan provides for the grant of options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and non-qualified stock options.  Shares of our Common Stock that may be issued and subject to outstanding but unexercised stock options under the Option Plan may not exceed 1,700,000 shares.

Optionees receive the right to purchase a specified number of shares of our Common Stock at some time in the future at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant.  Options may be granted at an exercise price that may not be less than 50% of the fair market value of our Common Stock on the date of grant.  Under present law, however, incentive stock options may not be granted at an exercise price less than the fair market value of our Common Stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding 10% or more of the voting power of the Company).  Options may not be granted for a term in excess of ten years (or five years in the case of incentive stock options granted to optionees holding 10% or more of the voting power of the Company).  The Option Plan permits the Board of Directors to determine the manner of payment of the exercise price of options, including through payment by cash, check or by surrender to the Company of shares of our Common Stock, or by any combination thereof.

Eligibility to Receive Options

Our employees, directors and consultants are eligible to be granted options under the Option Plan.  Under present law, however, incentive stock options may only be granted to employees.  The granting of options under the Option Plan is discretionary.

Administration

The Option Plan is administered by the Compensation Committee appointed by our Board.  The Compensation Committee has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Option Plan and to interpret the provisions of the Option Plan.  Subject to any applicable limitations contained in the Option Plan, the Compensation Committee selects the recipients of awards and determines:

  The number of shares of our Common Stock covered by options and the dates upon which such options become exercisable;

  The exercise price of options; and

  The duration of options.

Our Board is required to make appropriate adjustments in connection with the Option Plan and any outstanding options to reflect stock dividends, stock splits and certain other events.  In the event of a merger, liquidation or other change in the number or kind of outstanding shares of our Common Stock, the Compensation Committee or our Board is authorized to make such adjustments as are equitable.  If any award expires or is terminated, surrendered, canceled or forfeited, the unused shares of Common Stock covered by such award will again be available for grant under the Option Plan.

Amendment or Termination

No option may be made granted under the Option Plan after September 1, 2013, but options previously granted may extend beyond that date.  Our Board may at any time amend, suspend or terminate the Option Plan.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the Option Plan and with respect to the sale of Common Stock acquired under the Option Plan.

Incentive Stock Options

In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option.  Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of the Common Stock acquired through the exercise of the option.  The exercise of an incentive stock option may, however, subject the participant to the alternative minimum tax.

Generally, the tax consequences of selling Common Stock acquired upon the exercise of an incentive stock option will vary with the length of time that the participant has owned the Common Stock at the time it is sold.  If the participant sells Common Stock after having owned it for at least two years from the date the option was granted and one year from the date the option was exercised, then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the Common Stock over the exercise price.

If the participant sells the Common Stock for more than the exercise price prior to having owned it for at least two years from the grant date and one year from the date of exercise in a disqualifying disposition, then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain.  This capital gain will be a long-term capital gain if the participant has held the Common Stock for more than one year prior to the date of sale.

If a participant sells Common Stock for less than the exercise price, then the participant will recognize capital loss equal to the excess of the exercise price over the sale price of the Common Stock.  This capital loss will be a long-term capital loss if the participant has held the Common Stock for more than one year prior to the date of sale.

Non-Qualified Stock Options

As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a non-qualified stock option.  Unlike the case of an incentive stock option, however, a participant who exercises a non-qualified stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option on the exercise date over the exercise price.

With respect to any Common Stock acquired upon the exercise of a non-qualified option, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option.  Upon selling the Common Stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the Common Stock and the participant's tax basis in the Common Stock.  This capital gain or loss will be a long-term gain or loss if the participant has held the non-qualified stock option stock for more than one year prior to the date of the sale.

This description is only a summary of current law and does not reflect any tax consequences in any other jurisdiction.  Each participant is urged to seek advice from his or her personal tax adviser.

Tax Consequences to the Company

The grant of an option under the Option Plan will have no tax consequences to the Company.  Moreover, in general, neither the exercise of an incentive stock option nor the sale of any Common Stock acquired under the Option Plan will have any tax consequences to the Company.  The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the Option Plan, including as a result of the exercise of a non-qualified stock option or a disqualifying disposition of an incentive stock option, at the same time that the participant recognizes ordinary compensation income.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF PROPOSAL 3.

PROPOSAL 4:
ELECTION OF DIRECTORS

Background

Stockholders most recently elected members of the Board of Directors at the Annual Meeting of Stockholders held on June 20, 2003.  Since that time, two of the directors elected at that meeting have resigned and, in connection with the acquisition of CCTV and pursuant to the COMCOR Stock Subscription Agreement, our Board was expanded to nine members and four nominees of COMCOR have been appointed to the Board.

Pursuant to Delaware law and the NASD rules, each year we are required to have an annual meeting for the purpose of electing directors.  The election of directors has been postponed until the Special Meeting to reduce the added expenses that would be incurred if there were two meetings of stockholders in one year and to give stockholders the opportunity to vote for directors with full knowledge of the future plans for the Company.

All current directors are nominees for re-election to the Board.  If the Financing Transaction Proposal and Related Proposals are approved by stockholders at the Special Meeting, and if the Financing Transaction closes, the following four directors are expected to resign: Francis E. Baker, Louis A. Lubrano, Thomas McPartland and Sergey Mitrikov.  In addition, it is anticipated that the Board will be expanded to eleven members and that CNI will then nominate six directors to serve until the 2005 Annual Meeting of Stockholders.  See "Proposal 1-The Subscription Agreement-Appointment of New Directors."

This election is being held to elect directors who will continue to serve in the event the Financing Transaction does not close.

Election of Directors

Nine directors are to be elected at the Special Meeting for a term of one year or until their successors shall be elected and qualified.  Unless authority is withheld, it is intended that votes will be cast pursuant to the enclosed proxy for the election of the nine nominees set forth below.  Each of the nominees is presently a member of the Board and has agreed to serve as a director if so elected.  In the event that any of the nominees should become unable or unwilling to serve as a director, a contingency that management has no reason to expect, it is intended, except when authority has been withheld, that the proxy will be voted FOR the election of such person, if any, as shall be designated by the Board.

The Nominees

FRANCIS E. BAKER, age 74, has been a Director of the Company since 1959 and was Chairman from 1997 until June 2004 and President and Chief Executive Officer from 1959 until 1997.  Mr. Baker is also the Secretary of the Company, a position he has held since 1997.

OLIVER R. GRACE, JR., age 50, has been a Director of the Company since 1986, President and Chief Executive Officer since 1997, and our Chairman since June 2004.  In addition, he was our Chairman from 1990 to 1997.  Mr. Grace is the Chairman of our subsidiary MBC and he also serves on the Board of Directors of our subsidiary CCTV.  Mr. Grace is a Director of Take-two Interactive Software, Inc. and is non-executive chairman of Redbus Interhouse, plc.  Mr. Grace is a General Partner of The Anglo American Security Fund L.P.

VALENTIN V. LAZUTKIN, age 59, has been a Director of the Company since March 2004.  Since August 2003, Mr. Lazutkin has been Deputy Chairman of "E-Moscow" Coordinating Council and Board of Directors.  From April 2002 to August 2003, he was Chairman of the Board of COMCOR

and from March 1998 to April 2002, he was Chairman of Soyuz TV and Radio Company.  He is a member of the Russian TV Academy, International TV Academy and Russian Academy of Natural Sciences.  Mr. Lazutkin is also the Director of the Russian National TV Broadcasters Association and Russian CATV Association.

LOUIS A. LUBRANO, age 71, has been a Director of the Company since 1983.  Mr. Lubrano is currently a Senior Vice President with Gilford Securities, Incorporated, a New York City based brokerage firm.  Mr. Lubrano was formerly with Herzog, Heine, Geduld, Inc. from 1996 to 2001.

THOMAS MCPARTLAND, age 46, has been a Director of the Company since 2000.  He is the majority stockholder of Convergence Media, Ltd., a consulting and investment company which he founded in October 1994, and from December 1995 to July 1999, he was the President and CEO of TCI Music, now known as Liberty Digital.  From January 2001 to December 2003, Mr. McPartland served as the Chairman and member of the Board of Directors of Redwood Partners International, a pan-European executive search, strategic and financial consulting company focusing on the technology, media and telecommunications sectors.  Mr. McPartland is also a member of PlantAmerica, Inc.'s Board of Directors, a post which he has held since January 2001.  PlantAmerica specializes in providing information resources and related technology solutions for the greenindustry.

SERGEY A. MITRIKOV, age 52, has been a Director of the Company since March 2004.  Since 2003 Mr. Mitrikov has been the Head of the City of Moscow government's Information Technologies Implementation Agency.   From 1999 to 2003, Mr. Mitrikov served in the Federal Unitary Entity Rosvooruzhemiye as Chief of Data Processing in Department and Deputy Chief of Air Defense Special Assets and Services Export Department.

JAMES J. PINTO, age 53, has been a Director of the Company since 1988.  He is President of the Private Finance Group Corp., a merchant and venture capital firm, a position he has held since 1990.

VLADIMIR A. SERDYUK, age 62, has been a Director of the Company since March 2004.  Since 2001, Mr. Serdyuk has been counselor to COMCOR's General Director on long term planning and investment, and from 1997 to 2004 he was COMCOR's Deputy General Director.  Mr. Serdyuk is also a Director of CCTV, MBTS Bank, Integra Telecom and Center-Telco, all based in Moscow, Russia.

ALEXANDER P. VLADISLAVLEV, age 68, has been a Director of the Company since March 2004.  Mr. Vladislavlev is an elected member of the Russian Federation Duma (Parliament) and was Chairman of its Investment Policy and Investors Rights Protection Commission from 2002 to 2003.  Since 2004, Mr. Vladislavlev has been a member of the General Council of the All-Russian Party "Edimoya Rossiya" and has been the Chairman of its International Relations Commission.  From 1999 to 2002, he was Secretary of the Political Council of the All-Russian Political Fund "Otechestvo."

Agreements Regarding Election of Nominees

Messrs. Lazutkin, Mitrikov, Serdyuk and Vladislavlev have been nominated by COMCOR pursuant to the COMCOR Stock Subscription Agreement.  Further, the Voting Agreement dated February 23, 2004 by and among COMCOR, Mr. Grace and Mr. Baker provides that COMCOR has agreed to vote its shares for the election of Messrs. Baker, Grace, Lubrano, McPartland and Pinto and Messrs. Baker and Grace have agreed to vote their shares for the election of Messrs. Lazutkin, Mitrikov, Serdyuk and Vladislavlev to our Board.

Certain Relationships and Related Transactions

During the fiscal year ended February 29, 2004, the Company accrued a total of $190,000 in legal fees to an entity controlled by Mr. Grace, our CEO and President, for services provided by Thomas L. Seifert who was an employee of this entity.  Such legal fees were determined net of credits for Mr. Seifert's use of office space in the Company's corporate headquarters.

At February 29, 2004, the Company had recorded liabilities to COMCOR totaling $1,815,000.  Of this amount, the liability with a historic value of $1,380,000 was reduced by $451,000 to bring it to the fair value which approximates the fair value of 220,879 shares of our Common Stock that were issued on September 20, 2004 to satisfy this liability in accordance with terms of the COMCOR Stock Subscription Agreement.  Such amounts were incurred by CCTV for lease of secondary nodes and signal delivery and data network services from COMCOR.  At February 29, 2004, this amount was secured by a pledge of certain assets, which was removed as a result of the completion of the Company's purchase of COMCOR's ownership of CCTV.  The Strategic Services Agreement between CCTV and COMCOR provides for payments of certain services based upon the amount of television service revenues earned.  See "CCTV-Strategic Services Agreement."  If such defined payments are not adequate to reduce accrued liabilities as of the end of December 2005, the Company has the option of paying up to $1.5 million of such accrued balance with up to 240,000 shares of our Common Stock.  As discussed under "Proposal 1-Other Agreements in Connection with the Financing Transaction-Amendment to COMCOR Stock Subscription Agreement," upon the closing of the Financing Transaction, all of the Company's funding obligations under the COMCOR Stock Subscription Agreement will be cancelled.

In connection with the Financing Transaction, we entered into agreements with certain of our officers and directors and our principal stockholder.  See "Proposal 1-Interest of Certain Directors in Proposal 1," "Proposal 1-Other Agreements in Connection with the Financing Transaction-Amendment to COMCOR Stock Subscription Agreement" and "Proposal 1-Other Agreements in Connection with the Financing Transaction-Termination of Voting Agreement."

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF ALL THE NOMINEES AS DIRECTORS AS SET FORTH IN PROPOSAL 4.

Corporate Governance

Meetings of our Board of Directors

During the fiscal year ended February 29, 2004, our Board of Directors held eight meetings.  All of the directors attended at least seventy-five percent (75%) of the aggregate of the meetings of our Board of Directors and of the meetings of the committees of our Board of Directors on which each served.

Executive Committee

During fiscal year 2004, our Board of Directors had an Executive Committee comprised of Mr. Grace, Jr. (Chairman) and Mr. Baker.  Since June, 2004, the members of the Executive Committee have been Messrs. Grace, McPartland and Serdyuk.  During fiscal year 2004, the responsibilities of the Executive Committee included the selection recommendation of nominees to the full Board of Directors, monitoring our management resources, structure, succession planning, development and performance of key executives and review and recommendation of new business opportunities to the entire Board of Directors.  There were no meetings of the Executive Committee during the fiscal year ended February 29, 2004.

Corporate Governance and Nominating Committee

Prior to June 2004, our Board of Directors did not have a Nominating Committee.  The Executive Committee considered the qualifications of persons to be recommended to our Board of Directors and to stockholders for election as directors of the Company.  Since June 2004, the Board has had a Corporate Governance and Nominating Committee (the "Governance Committee"), which serves the function of a nominating committee.  It is comprised of Thomas McPartland, James Pinto and Alexander Vladislavlev, each of whom is an independent director as defined in the NASD rules described under "Proposal 1-New Board of Directors-Board Governance."

The Governance Committee does not have a Governance Committee charter, but the Board believes that the Company's Corporate Governance Guidelines adequately serve the function of a committee charter.  The Corporate Governance Guidelines provide that the Governance Committee of the Board works with the Board as a whole on an annual basis to determine the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board and its committees.  In evaluating the suitability of individual Board members, the Board considers many factors, including issues of experience, wisdom, integrity, skills such as an understanding of finance and marketing, educational and professional background, and willingness to devote adequate time to Board duties.  At all times, at least one member of the Board must meet the definition of "financial expert" set forth in the Sarbanes-Oxley Act of 2002 for service on the Company's Audit Committee, and all members of the Board serving on the Company's Audit Committee must meet the requirements of the NASDAQ Stock Market, Inc. and the Sarbanes-Oxley Act.  Board members are expected to rigorously prepare for, attend and participate in all Board and applicable committee meetings.  Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member's service a director.  The Corporate Governance Guidelines also provide that candidates nominated for election or re-election to the Board should possess the following qualifications:

  High personal and professional ethics, integrity, practical wisdom, and mature judgment;

  Broad training and experience at the policy-making level in business, government, education or technology;

  Expertise that is useful to the Company and complementary to the background and experience of other Board members;

  Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership;

  Commitment to serve on the Board over a period of several years to develop knowledge about the Company's principal operations; and

  Willingness to represent the best interests of all stockholders and objectively appraise management performance.

The entire Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of the stockholders.  The Governance Committee is responsible for identifying, screening, and recommending candidates to the entire Board for Board membership.  When formulating its Board membership recommendations, the Governance Committee also considers any advice and recommendations offered by the Chief Executive Officer and the Company's stockholders.  The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.  In determining whether to recommend a director for re-election, the Governance Committee also considers the director's past attendance at meetings and participation in and contributions to the activities of the Board.

Although the Governance Committee does not have a policy with respect to director candidates recommended by stockholders, the Company's Corporate Governance Guidelines provide that the Governance Committee may consider advice or recommendations offered by the Company's stockholders.  The Governance Committee will consider candidates recommended by stockholders and if approved by the Board will be included in the proxy statement for the next election of directors.  If a stockholder wishes to recommend a candidate for election by stockholders, the recommendation must be accompanied by appropriate background information and documentation.  Such nomination will be considered by the Governance Committee.  There are no specific, minimum requirements that the Governance Committee believes must be met by a Governance Committee recommended candidate and there are no specific qualities or skills that the Governance Committee believes are necessary for one or more of the Company's directors to possess, although they should possess the general qualifications described above.  The Governance Committee has no specific process for identifying and evaluating nominees and evaluates all nominees in the same manner, even if nominated by stockholders.

Audit Committee

During the fiscal year ended February 29, 2004, our Board of Directors' Audit Committee was comprised of Louis A. Lubrano (Chairman), James J. Pinto and Thomas McPartland.  In June 2004, Sergey Mitrikov was appointed to the committee.  The Audit Committee is primarily concerned with the effectiveness of our audits by our independent registered public accounting firm.  Among other things, its duties include: recommending the selection of the independent registered public accounting firm; reviewing the scope of the audit to be conducted by them, as well as the results of their audit; reviewing the organization and scope of our internal system of financial controls; evaluating our financial reporting activities (including our Proxy Statement and Annual Report on Form 10-K) and the accounting standards and principles that we follow; and examining other reviews covering compliance by employees with important Company policies.  The Directors who serve on the Audit Committee are all "independent" for the purposes of NASDAQ listing standards.  Our Board of Directors has determined that none of the Audit Committee members has a relationship to the Company that may interfere with his independence from the Company and its management.  Our Board of Directors has adopted a written charter describing the functions of the Audit Committee.  A copy of the Audit Committee charter is attached to this Proxy Statement as Annex J.  During the fiscal year ended February 29, 2004, there were six meetings of the Audit Committee.

Compensation Committee

During the fiscal year ended February 29, 2004, our Board of Directors' Compensation Committee was comprised of James J. Pinto (Chairman), Louis A. Lubrano and Thomas McPartland, each of whom is an independent director for purposes of the NASDAQ listing standards.  In June 2004, Alexander Vladislavlev was appointed to the Compensation Committee.  The Compensation Committee reviews and recommends executive compensation, including changes therein, and administers our stock option plans.  There were seven meetings of the Compensation Committee during the fiscal year ended February 29, 2004.

Pension Committee

Our Board of Directors also has a Pension Committee.  The Pension Committee is comprised of Mr. Baker (Chairman) and Mr. Grace.  The Pension Committee monitors the administration of our qualified retirement plans to ensure investment management is consistent with the Pension Committee's objectives.  There were no meetings of the Pension Committee during the fiscal year ended February 29, 2004.

 Independent Committee

Until June 2004 our Board of Directors also had an Independent Committee comprised of Messrs. Baker (Chairman), Lubrano and Pinto.  The Independent Committee considered and reviewed any and all transactions with our affiliates.  There was one meeting of the Independent Committee during the fiscal year ended February 29, 2004.  In June 2004, no members of the Board were appointed to the Independent Committee because of the creation of the Disinterested Directors Committee.  The Board expects to re-form the Independent Committee subsequent to the closing of the Financing Transaction.

Disinterested Directors Committee

In June 2004, our Board created a Disinterested Directors Committee to review, evaluate and negotiate the terms of the Financing Transaction with Columbus Nova.

Report of the Audit Committee

In the performance of our oversight responsibilities, the Audit Committee has reviewed and discussed with management the Company's audited consolidated financial statements for the fiscal year ended February 29, 2004.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent registered public accounting firm their independence.

Based on the reviews and discussions referred to above, in reliance on management and the independent registered public accounting firm, and subject to the limitations of our role, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended February 29, 2004.

The foregoing report has been approved by all of the members of the Audit Committee.

Louis A. Lubrano, Chair
James J. Pinto
Thomas McPartland

Stockholder Communications

The Board of Directors has not established a process for stockholders to send communications to it because it does not believe a formal process is practical due to the limited size of the Company's corporate staff.  However, any communication addressed to the Board of Directors, attention of the Secretary, at the address of the Company stated in this Proxy Statement, will be brought to the attention of the Board.

Attendance at the Annual Meeting

The Board has not adopted a formal policy with regard to Board members' attendance at annual meetings.  Four of the seven directors then serving attended the Annual Meeting held on June 20, 2003.

Director Compensation

During fiscal year 2004, each non-employee director received a fee of $12,000 per year, and $500 plus reimbursement of expenses for each Board of Directors meeting attended.  All non-employee/non-officer directors who served as chairman of a committee of our Board of Directors received additional compensation of $2,000 per year.

Directors are being compensated as follows for fiscal year 2005.  The annual Board fee for non-employee directors has been set at $20,000 per annum, to be paid in shares of our Common Stock.  In February 2004, Messrs. Pinto, Lubrano and McPartland were each issued 5,000 shares of our Common Stock as payment of their annual Board fee for fiscal year 2005.  As payment of their Board fee for fiscal year 2005, Messrs. Serdyuk, Lazutkin, Mitrikov and Vladislavlev are expected to receive shares of our Common Stock with a value of $5,000 as of June 30, 2004, September 30, 2004 and December 31, 2004, based on the average price of our Common Stock for the five trading days prior to the end of the quarter, as payment of their annual Board fee for fiscal year 2005.  In June 2004, our Board approved the grant of an additional 3,000 shares of our Common Stock to Messrs. Serdyuk and McPartland for their service on the Executive Committee monitoring and guiding the activities of CCTV.  At the same meeting, our Board approved the grant of an additional 6,000 shares of our Common Stock to Mr. Pinto for service as Chairman of the Disinterested Directors Committee and 3,000 shares each to Messrs. McPartland and Lubrano for their service on the Disinterested Directors Committee.  Directors also receive $500 plus reimbursement of expenses for each Board of Directors meeting attended  Members of the Audit Committee receive $250 for each telephone meeting of the Audit Committee attended and $500 for each meeting of the Audit Committee attended in person.  Each member of the Disinterested Directors Committee was paid $250 for each telephone meeting attended and each meeting attended in person.

Employment Agreements

We have established deferred compensation trusts for the benefit of Messrs. Baker and Grace.  The investments within the accounts continue to be our assets, subject to the claims of our general creditors, until disbursements are made from the accounts for the benefit of either Mr. Baker or Mr. Grace.  We will receive income tax deductions upon such disbursements.  At February 29, 2004, the trusts held $31 and $195,308 for the benefit of Mr. Baker and Mr. Grace, respectively.

The Company has entered into a Consulting Agreement dated May 1, 2004, as amended, with Mr. Baker pursuant to which Mr. Baker is entitled to be paid $640 each month through October 2004 in lieu of certain benefits and he was awarded 20,000 shares of Common Stock, which shares were placed in a deferred compensation trust account for his benefit.  In addition, as described under "Proposal 1-Interest of Certain Directors in Proposal 1," Mr. Baker will be entitled to receive certain benefits upon the closing of the Financing Transaction.

Andrew M. O'Shea, the Company's Chief Financial Officer, has employment agreements with the Company pursuant to which he will be employed by the Company through February 28, 2005 and be paid a salary of $175,000 during fiscal year 2005 and additional salary in the amount of $10,000 if he remains an employee through February 28, 2005.  He will also have the opportunity to earn a bonus of up to $37,000 based upon having met defined goals and objectives set by the Compensation Committee.  The agreements also provide for a severance benefit equal to six months of his salary, which shall be no less than $185,000 per annum if he remains with the Company through February 28, 2005, and benefits in the event of his termination by the Company, if his position is relocated from the Greater Hartford, Connecticut area, or if his position is eliminated or reclassified to a position which he deems to be a less favorable position.

Executive Compensation

The following information is provided regarding the annual and long-term compensation paid or to be paid to our Chief Executive Officer and our two other most highly compensated executive officers with respect to the fiscal years 2004, 2003 and 2002.

Summary Compensation Table

		Annual Compensation			All Other
Name and	Fiscal	Salary (1)		Bonus	Compensation (3)
Principal Position	Year	($)		($)	($)

Oliver R. Grace, Jr.	2004	71,364		-	90,096
President and Chief Executive Officer	2003	100,000		100,000	5,231
	2002	103,846		-	3,154

Francis E. Baker	2004	177,083	(2)	-	-
Chairman and Secretary	2003	250,000	(2)	-	-
	2002	250,000	(2)	-	-

Andrew M. O'Shea	2004	175,000		10,000	92,692
Chief Financial Officer	2003	164,743		50,000	53,210
	2002	155,231		-	4,868

(1)    Includes amounts of compensation deferred by the employee pursuant to the Company's 401(k) plan.

(2)    From July 2000, through mid-November 2003, Mr. Baker was compensated by MBC as a non-employee officer.

(3)    For Mr. Grace, the 2004 amount consists of contributions made by the Company in respect of its 401(k) plan and $87,500 of value relating to 12,500 shares of Common Stock issued to a deferred compensation trust for Mr. Grace's benefit.  For each of 2003 and 2002, the amount consists solely of contributions made by the Company in respect of its 401(k) plan.  For Mr. O'Shea, the 2004 amount consists of $87,500 of value relating to 12,500 shares of Common Stock granted to Mr. O'Shea and $5,192 of contributions made by the Company in respect of its 401(k) plan; the 2003 amount consists of $48,200 paid for the repurchase incentive stock options granted by our former subsidiary, The J.M. Ney Company, and $5,010 of contributions made by the Company in respect of its 401(k) plan; and the 2002 amount consists solely of contributions made by the Company in respect of the 401(k) plan.

Option/SAR Grants in Last Fiscal Year

We did not grant any stock options to any of the named executives during the fiscal year ended February 29, 2004.

Aggregated Option/SAR Exercises in Fiscal 2004 and Fiscal Year End Option/SAR Values

The following table sets forth certain information with respect to options/SARs exercised during fiscal year 2004 by the individuals named in the Summary Compensation Table and unexercised options to purchase Common Stock granted under the 1990 Incentive Stock Option Plan to the individuals named in the Summary Compensation Table.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End Exercisable/Unexercisable (#)	Value of Unexercised In-the- Money Options/SARs at Fiscal Year End Exercisable/Unexercisable ($)

Oliver R. Grace, Jr.	-	-	7,500/0	$35,156/$0
Francis E. Baker	-	-	20,000/0	$45,000/$0
Andrew M. O'Shea	-	-	0/0	$0/$0

Pension Benefits

The following table sets forth the estimated aggregate annual benefit payable upon retirement or at normal retirement age for each level of remuneration specified at the listed years of service in accordance with our defined benefit plan.  The pension benefits are based on calendar year earnings and are payable in the form of a life annuity.  For calendar 2003, the maximum annual compensation limit for determining pension benefits was $205,000.

Years of Service

Remuneration	5__	10__	15__	20__	25__	30___
$100,000	$4,225	$ 8,450	$12,675	$16,900	$21,125	$25,350
125,000	5,778	11,575	17,363	23,150	28,938	34,725
150,000	7,350	14,700	22,050	29,400	36,750	44,100
205,000	10,788	21,575	32,363	43,150	53,938	64,725

An individual's pension benefits are equal to the greater of the following two calculations: (A) .75% of final average earnings (average annual earnings for the five consecutive years of highest earnings in the employee's last 10 years of employment), plus .50% of final average earnings in excess of covered compensation (covered compensation equals the average of the Social Security wage base for the individual based upon his/her age) multiplied by the employee's years of service as a qualified employee (up to a maximum of 40 years), or (B) the sum of the individual's accrued pension benefit at December 31, 1993 calculated pursuant to (A) plus the individual's average compensation for the years since December 31, 1993 (average compensation equals the highest average annual earnings for the five consecutive years since December 31, 1993, up to a maximum, which for calendar year 2001 was $170,000) multiplied by the percentages in (A), multiplied by the number of years of service since December 31, 1993.  Pension benefits payable upon retirement are increased by a late retirement factor due to the delay in receipt of benefits if the employee continues to work after attaining the age of 65.

Pension benefits are not reduced on account of Social Security benefits received by the employee.  Average earnings is the sum of the amounts shown in the columns labeled "Salary" and "Bonus" in the Summary Compensation Table.  For purposes of the Pension Plan Table, the amount used for covered compensation is for an individual born in 1957, which is roughly representative for the individuals named in the Summary Compensation Table.  The executive officers named in the Summary Compensation Table have the following years of credited service for pension plan purposes under the Table: Mr. Grace-12 years and Mr. O'Shea-8 years.  Mr. Baker's pension benefits were computed in accordance with (B) of the above formula and were enhanced by the late retirement factor pursuant to the Plan.  The estimated aggregate annual benefit being paid to Mr. Baker from the

Company's defined benefit pension plan is $29,913.

Equity Compensation Plan Information

On October 27, 2003, the Company's stockholders approved both the 2003 Stock Option Plan under which the Company may grant options to acquire up to 670,000 shares of its Common Stock and the 2003 Stock Plan under which the Company may make awards of up to 330,000 shares of its Common Stock.  These plans have been adopted to provide incentives to attract and retain officers, directors and key employees.  The 1990 Incentive Stock Option Plan expired during 2001.  At February 29, 2004, the outstanding options relate to options granted pursuant to the 1990 Incentive Stock Option Plan and options granted to a director during 2001 outside of a plan.  The following table sets forth information about our equity compensation plans as of February 29, 2004.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1)
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	36,000	$5.53	959,000(2)
Equity compensation plans not approved by stockholders	20,000	$13.00	-
Total	56,000		959,000(2)

(1)        Does not include shares of Common Stock to be added to the Option Plan as set forth in Proposal 3.

(2)        Includes 289,000 shares of Common Stock which may be granted under the 2003 Stock Plan other than upon the exercise of an option, warrant or right.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board is responsible for reviewing the Company's executive compensation program and policies each year and determining the compensation of the Company's senior executive officers.  The Compensation Committee's determination on compensation of the Company's Chief Executive Officer and other executive officers is reviewed with and approved by the entire Board.

During fiscal year 2004, the Compensation Committee of the Board was comprised of Messrs. James J. Pinto, Thomas McPartland and Louis A. Lubrano, all of whom are independent directors for purposes of the NASDAQ listing standards.

The fiscal year 2004 base pay of each of the Company's executive officers were determined on the basis of the individual's responsibilities and performance and a comparison with salaries paid by competitors of the Company.  The bonus component of executive compensation is directly related to corporate and business unit performance.  The Compensation Committee's overall policy regarding compensation of the Company's executive officers is to provide competitive salary levels and compensation incentives that attract and retain individuals of outstanding ability in key positions that recognize individual performance and the Company's performance relative to the performance of other companies of comparable size, complexity and quality, and that support both the short-term and long-term goals of the Company.  The executive compensation program includes elements which, taken together, constitute a flexible and balanced method of establishing total compensation for senior management.

Compensation paid to the Company's executive officers for fiscal year 2004 consisted primarily of salary, grants of shares of our Common Stock, bonuses and contributions made by the Company in respect of its 401(k) Plan.

For fiscal year 2004, the Compensation Committee established the compensation of Mr. Grace, the President and Chief Executive Officer of the Company, using the same criteria used to determine compensation for other executive officers.

During the period from March 1, 2003 through mid-November 2003, the Compensation Committee did not establish the compensation of Mr. Baker, the Company's non-employee Chairman and Secretary, as he was compensated by MBC at the annual rate of $250,000.  After such payments were discontinued, a revised compensation arrangement which was entered into in May 2004, as described under "Employment Agreements" above.

It is the opinion of the Compensation Committee that the aforementioned compensation structures provide features which properly align the Company's executive compensation with corporate performance and interests of its stockholders and which offer competitive opportunities in the marketplace.

Under Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder, deductions for employee remuneration in excess of $1 million which is not performance based are disallowed for publicly traded companies.  The Compensation Committee has determined that it is unnecessary at this time to seek to qualify the components of its compensation program within the meaning of Section 162(m) of the Internal Revenue Code.

The foregoing report has been approved by all members of the Compensation Committee.

James J. Pinto, Chairman
Louis A. Lubrano
Thomas McPartland

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries, nor does any executive officer of the Company serve as an officer, director or member of a compensation committee of any entity whose executive officer or director is a director of the Company.

Performance Graph

The following graph compares the performance of the Common Stock for the periods indicated with the performance of the NASDAQ Composite Stock Index (the "NASDAQ Composite"), the NASDAQ Industrial Composite Stock Index and the NASDAQ Telecommunications Composite Stock Index.  Before the sale of The J.M. Ney Company by the Company on March 22, 2002, the Company's activities were primarily in manufacturing.  Since that date, the Company's activities have been primarily in cable television, high speed data transmission and Internet access services.  Therefore, the Company deems it more appropriate that its peer group index be the NASDAQ Telecommunications Composite Stock Index.  The comparative five-year total returns assume $100 investments made on February 28, 1999, with dividends reinvested.  The stockholder returns shown for the Company on the following table are not necessarily indicative of future stock performance.

Comparative Five-Year Total Returns

Moscow CableCom Corp., NASDAQ Composite Stock Index, NASDAQ Industrial Composite
Stock Index and NASDAQ Telecommunications Composite Stock Index
(Performance results through February 29, 2004)

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and related rules of the SEC require our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities.  Related rules of the SEC also require such persons to furnish us with copies of all reports filed pursuant to Section 16(a) of the Exchange Act.  Based solely on our review of the copies of the reports received or written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to its directors, officers and stockholders owning more than 10% of the Common Stock were complied with during the fiscal year ended February 29, 2004.

Principal Stockholders and Security Ownership of Management

The following tables set forth information regarding the beneficial ownership of our Common Stock, as of October 29, 2004 by each director, by each of our named executive officers named in "Executive Compensation", by persons who beneficially own 5% or more of the outstanding shares of Common Stock, and by all our directors and executive officers as a group.  The beneficial ownership information described and set forth below is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Exchange Act.  It does not constitute an admission of beneficial ownership for any other purpose.

Beneficial Ownership of Common Stock
Name of Beneficial Owner	Common Stock	Exercise of Options	Conversion of Series A Preferred Stock and Debentures	Total	Percent of Common Stock	Series A Preferred Stock	Percent of Series A Preferred Stock
Officers and Directors
Francis E. Baker(1)	4,740,124	20,000	1,361	4,761,485	54.0	-	-
Oliver R. Grace, Jr. (2)	5,351,966	7,500	63,891	5,423,357	61.1	10,469	7.0
Louis A. Lubrano(3)	8,000	6,000	-	14,000	*	-	-
James J. Pinto(4)	95,976	3,000	123	99,099	1.1	-	-
Thomas McPartland(5)	86,000	20,000	-	106,000	1.2	-	-
Vladimir A. Serdyuk	-	-	-	-	-	-	-
Valentin V. Lazutkin	-	-	-	-	-	-	-
Sergey A. Mitrikov	-	-	-	-	-	-	-
Alexander R. Vladislavlev	-	-	-	-	-	-	-
Andrew M. O'Shea(6)	23,926	-	-	23,926	*	-	-
Vitaly Spassky	1,920	-	-	1,920	*	-	-
Michael Silin	-	-	-	-	-	-	-
All directors and executive officers as a group (12 persons, 1 of whom holds Series A Preferred Stock)	5,567,788	56,500	65,375	5,689,663	63.8	10,469	7.0

5% Stockholders
OAO Moskovskaya Telecommunikationnaya Korporatsiya(7) Moscow, Russia	4,740,124	-	-	4,740,124	53.9	-	-
The Bank of Butterfield(8) Rose Bank Centre 14 Bermudiana Road Hamilton Bermuda	580,410	-	41,926	622,336	7.0	13,724	9.1
West Corporation(9) Exchange House P.O. Box 16, 54-58 Athol St., Douglas, Isle of Man	562,449	-	3,339	565,788	6.4	-	-
Grace & White, Inc.(10) 515 Madison Avenue, Suite 1700, New York, NY	486,396	-	-	486,396	5.5	-	-
Columbus Nova In-vestments VIII Ltd. (11) P.O. Box N-7755 Nassau, Bahamas	4,744,269	-	-	4,744,269	53.9	-	-

*Represents less than one percent (1%) of the Common Stock.

(1)           Francis E. Baker beneficially owns an aggregate of 4,761,485 shares of Common Stock.  Within the Common Stock held amount are 75,401 shares which are owned by Mr. Baker directly; 12,250 shares by virtue of Mr. Baker's serving as co-trustee of the Company's defined benefit retirement plan; and 58,900 shares with respect to which Mr. Baker has shared voting power as co-trustee under the Oliver R. Grace Grandchildren Trust U/R dated December 27, 1976 ("Grace Trust").  Furthermore, Mr. Baker is party to a Voting Agreement with COMCOR and Mr. Grace, which adds a total of 4,593,573 shares of Common Stock of which he may be deemed the beneficial owner by virtue of the shared voting control over these shares.  The above total also includes 1,361 shares of Common Stock owned by virtue of the Grace Trust's ability to convert $22,000 principal amount of our Debentures to Common Stock within a 60-day period.  Mr. Baker also holds options to acquire 20,000 shares of Common Stock within a 60-day period.   Mr. Baker disclaims beneficial ownership of such shares held in the Grace Trust.  Mr. Baker has entered into a voting agreement with CNI and has given CNI his irrevocable proxy with respect to 134,301 shares to vote for the approval of Proposals 1, 2 and 3.

(2)           Oliver R. Grace, Jr. beneficially owns an aggregate of 5,423,357 shares of Common Stock and 10,469 shares of Series A Preferred Stock.  Within the Common Stock held amount, 28,700 shares are held directly; 47,500 shares are held by a corporation owned by members of Mr. Grace's family; 94,556 shares are held in an individual retirement account for the benefit of Mr. Grace; 24,500 shares are held in a Rabbi Trust for the benefit of Mr. Grace; 611,842 shares are held by trusts for which Mr. Grace is a possible beneficiary; 45,000 shares are held by The Anglo American Security Funds L.P., of which Mr. Grace is a general partner; 31,500 shares are held by Diversified Long Term Growth Fund L.P., of which Mr. Grace is a general partner; 89,250 shares are held by Drake Associates L.P., of which Mr. Grace is a general partner; 7,800 shares are held by Mr. Grace as trustee for trusts for which he is not a beneficiary; 12,250 are held by virtue of his serving as co-trustee of the Company's defined benefit retirement plan; 480 shares are held by Mr. Grace's spouse; and 3,408 shares are held in accounts for the benefit of Mr. Grace's children, of which he is the custodian.  Furthermore, Mr. Grace is party to a Voting Agreement with COMCOR and Mr. Baker, which adds a total of 4,375,180 shares of Common Stock of which he may be deemed the beneficial owner by virtue of the shared voting control over these shares.  Mr. Grace also has beneficial ownership of 63,891 shares of Common Stock based upon the assumed conversion of 10,469 shares of Series A Preferred Stock into 31,982 shares of Common Stock and the conversion of $516,000 principal amount of Debentures into 31,909 shares of Common Stock.  Of the 10,469 shares of Series A Preferred Stock, 4,884 shares are held in accounts for the benefit of Mr. Grace's children, of which he is the custodian; and 5,585 shares are held by trusts of which Mr. Grace is a possible beneficiary.  Of the $516,000 principal amount of Debentures, $183,000 are held directly by Mr. Grace; $17,000 are held in an individual retirement account for the benefit of Mr. Grace; $33,000 are held by Mr. Grace's spouse and $283,000 are held by The Anglo American Security Funds L.P., of which Mr. Grace is a general partner.  Mr. Grace also holds stock options to acquire an additional 7,500 shares of Common Stock which may be issued to him within a 60-day period.  Mr. Grace, Jr. disclaims beneficial ownership of all shares owned by his spouse, by him as trustee for the benefit of family members and others, by his children, and by The Anglo American Security Fund L.P., Drake Associates L.P. and Diversified Long Term Growth Fund L.P. described herein.  Mr. Grace has entered into a voting agreement with CNI and has given CNI his irrevocable proxy with respect to 183,486 shares to vote for the approval of Proposals 1, 2 and 3.

(3)           Louis A. Lubrano beneficially owns 14,000 shares of Common Stock.  Of this amount, Mr. Lubrano holds 8,000 shares directly and holds stock options to acquire 6,000 shares of Common Stock within a 60-day period.

(4)           James J. Pinto beneficially owns 99,099 shares of Common Stock.  Of this amount, 95,976 shares are held directly and 123 shares are beneficially owned by virtue of Mr. Pinto's ability to convert $2,000 principal amount of the Debentures to Common Stock.  Also included in the figure set forth in the table are stock options to acquire 3,000 shares of Common Stock within a 60-day period.  Mr. Pinto has entered into a voting agreement with CNI and has given CNI his irrevocable proxy with respect to 95,976 shares to vote for the approval of Proposals 1, 2 and 3.

(5)           Thomas McPartland beneficially owns 106,000 shares of Common Stock.  Of this amount, Mr. McPartland holds 86,000 shares of Common Stock directly and holds non-qualified stock options to acquire 20,000 shares of Common Stock within a 60-day period.  Mr. McPartland has entered into a voting agreement with CNI and has given CNI his irrevocable proxy with respect to 83,000 shares to vote for the approval of Proposals 1, 2 and 3.

(6)           Andrew M. O'Shea beneficially owns 23,926 shares of Common Stock.  Of this amount, 23,000 shares are held directly and 926 shares are held in our 401(k) Plan.  Mr. O'Shea has entered into a voting agreement with CNI and has given CNI his irrevocable proxy with respect to 23,926 shares to vote for the approval of Proposals 1, 2 and 3.

(7)           COMCOR beneficial owns 4,740,124 shares of Common Stock, which is comprised of 4,220,879 shares which are held directly and 519,245 shares beneficially owned by Messrs. Baker and Grace which are subject to the terms of a Voting Agreement entered into among the parties.  COMCOR has entered into a voting agreement with CNI and has given CNI its irrevocable proxy with respect to 4,220,879 shares to vote for the approval of Proposals 1, 2 and 3.

(8)           The Bank of Butterfield (the "Bank") beneficially owns an aggregate 622,336 shares of Common Stock and 13,724 shares of Series A Preferred Stock as trustee of various trusts.  Of the Common Stock amount, 580,410 shares are held directly and 41,926 shares are held by virtue of the Bank's ability, as trustee, to convert 13,724 shares of Series A Preferred Stock to Common Stock within a 60-day period.

(9)           The West Corporation ("West Corp.") beneficially owns an aggregate of 565,788 shares of Common Stock as trustee of various trusts.  Of the Common Stock amount, 562,449 shares are held directly and 3,339 shares by virtue of the ability of West Corp. to convert $54,000 principal amount of the Debentures to Common Stock within a 60-day period.

(10)       Grace & White reported having sole dispositive power with respect to 486,396 shares of Common Stock.  Within its holdings are 188,535 shares are held in various trusts at the Bank of Butterfield and West Corp. and 58,900 shares which are held in a trust for which Mr. Baker has voting power as co-trustee.

(11)    Columbus Nova Investments VIII Ltd. may be deemed to be the beneficial owner of 4,744,268 shares of Common Stock by reason of voting agreements it has entered into with COMCOR and Messrs. Baker, Grace, Pinto, McPartland and O'Shea.  See "Proposal 1-Other Agreements in Connection with the Financing Transaction-Voting Agreements."

Independent Registered Public Accounting Firm

ZAO PricewaterhouseCoopers Audit ("PricewaterhouseCoopers") has been our independent registered public accounting firm since January 2001.  Representatives of PricewaterhouseCoopers will not be present at the Special Meeting.

Audit Fees

The following table sets forth the fees incurred by the Company for the services of PricewaterhouseCoopers during the fiscal years ended February 29, 2004 and February 28, 2003.

	2004	2003
Audit Fees	$236,000	$163,000
Audit-Related Fees	-	-
Tax Fees	30,550	30,000
All Other Fees	-	-
	$266,550	$193,000

Audit fees consist of service rendered to the Company and its subsidiaries, including MBC, for the audits of the Company's and its subsidiaries', including MBC's, annual financial statements, review of the Company's quarterly financial statements included in its Forms 10-Q, assistance with and review of documents filed with the SEC, consent letters and statutory audits.

Tax fees consist of tax compliance, tax consultations, tax examination assistance and tax preparation.  Other than as described above, the Company did not incur any other fees from PricewaterhouseCoopers during fiscal years 2003 and 2004.

Our Audit Committee's pre-approval policies and procedures relating to products and services provided by our independent registered public accounting firm are set forth in the Audit Committee Charter attached to this Proxy Statement as Annex J.  The Charter requires that our Audit Committee review and approve in advance the retention of our independent registered public accounting firm.  It also requires advance approval by our Audit Committee of any non-audit services provided by our independent registered public accounting firm, except that non-audit services which in the aggregate do not exceed 5% of total fees paid by the Company during the year and that were not recognized as non-audit services at the time of engagement of the accounting firm do not require pre-approval if they are promptly brought to the attention of and approved by the Audit Committee before completion of the audit.  All of the Audit Fees and Tax Fees were pre-approved by the Audit Committee for each of the fiscal years ended February 29, 2004 and February 28, 2003.

GENERAL

Stockholder Proposals

We received no stockholder proposals since our last Annual Meeting.

In order to be considered for inclusion in the proxy statement relating to the 2005 Annual Meeting of Stockholders, we must receive any proposal by a record holder of Common Stock, by August 3, 2005, which is 120 calendar days before the date of this Proxy Statement.  If the date of the 2005 Annual Meeting is changed by more than 30 days from the date of the Special Meeting, the proposal must be received a reasonable time before the Company begins to print and mail its proxy statement for that meeting.  In such event, the Company will, in a timely manner, inform stockholders of such change in its earliest possible Form 10-Q.  A proponent of such a proposal must comply with the proxy rules under the Exchange Act.

Forward-Looking Information

This Proxy Statement includes statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to consummate the Financing Transaction.  Forward-looking statements also include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "believes," "plans," "anticipates," "estimates," "expects" or similar expressions.  In addition, any statements concerning future financial performance, ongoing business strategies or prospects, and possible future actions, which may be provided by our management, are also forward-looking statements.  Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about our company, economic and market factors and the industry in which we do business, among other things.  These statements are not guarantees of future performance and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements include the risks described in our Annual Report on Form 10-K for the year ended February 29, 2004 and other public filings made by us with the SEC, which descriptions are incorporated herein by reference.

Other Matters

As of the date of this Proxy Statement, our Board of Directors does not intend to present and has not been informed that any other person intends to present any matter for action at the Special Meeting other than as discussed in this Proxy Statement.  If any other matters properly come before the Special Meeting, it is intended that the holders of the proxy will act in accordance with their best judgment.

Available Information and Information Incorporated by Reference

Included with the mailing of this Proxy Statement is our Annual Report for the fiscal year ended February 29, 2004, which includes our Annual Report on Form 10-K for the fiscal year ended February 29, 2004 filed with the SEC.  Certain portions of the Form 10-K, as set forth under "Summary of the Proposals to be Voted On at the Special Meeting-Summary of the Terms of the Financing Transaction-Financial and Other Information," are incorporated in this Proxy Statement by reference.

We are subject to the informational requirements of the Exchange Act and the rules and regulations promulgated thereunder and in accordance therewith we file reports, proxy statements and other information with the SEC.  Reports, proxy statements and other information that we file may be inspected and copied at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains a web site at www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically.

You may also obtain copies of the information we have filed with the SEC by contacting  Andrew M. O'Shea, our Chief Financial Officer, at (860) 298-0444 or by e-mail at aoshea@moscowcablecom.com or on our web site at www.moscowcablecom.com under the   heading "Investors."

MOSCOW CABLECOM CORP.

By Order of the Board of Directors

Francis E. Baker
Secretary
December 1, 2004

REVOCABLE PROXY
MOSCOW CABLECOM CORP.

COMBINED ANNUAL AND SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 15, 2004

 THIS PROXY IS SOLICITED ON BEHALF OF OUR BOARD OF DIRECTORS

The undersigned hereby appoints Oliver R. Grace, Jr., and Andrew M. O'Shea, and each of them, proxies, with full power of substitution, acting unanimously and voting or if only one is present and voting then that one, to vote the shares of stock of Moscow CableCom Corp. which the undersigned is entitled to vote at the Combined Annual and Special Meeting of Stockholders to be held at Eden Tree Farm, 55 Brookville Road, Glen Head, New York on Wednesday, December 15, 2004, at 9:00 a.m. New York City time, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if present.

1.  APPROVAL OF THE ISSUANCE OF STOCK IN CONNECTION WITH THE FINANCING TRANSACTION WITH COLUMBUS NOVA AS DESCRIBED IN THE PROXY STATEMENT.

FOR ☐                                AGAINST ☐                                   ABSTAIN ☐

2.  APPROVAL OF AN AMENDMENT TO THE MOSCOW CABLECOM CORP. CERTIFICATE OF INCORPORATION AS DESCRIBED IN THE PROXY STATEMENT.

FOR ☐                               AGAINST ☐                                   ABSTAIN ☐

3.  APPROVAL OF AMENDMENTS TO THE MOSCOW CABLECOM CORP. 2003 STOCK OPTION PLAN AS DESCRIBED IN THE PROXY STATEMENT.

 FOR ☐                              AGAINST ☐                               ABSTAIN ☐

4  ELECTION OF DIRECTORS OF MOSCOW CABLECOM CORP. FOR THE ENSUING YEAR AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

FOR ALL ☐  WITHHOLD AS TO ALL ☐ WITHHOLD AS TO ____________________________
Director Nominees: Francis E. Baker, Oliver R. Grace, Jr., Valentin V. Lazutkin, Louis A. Lubrano, Thomas McPartland, Sergey A. Mitrikov, James J. Pinto, Vladimir A. Serdyuk and Alexander P. Vladislavlev.

5.  IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

IF YOU RETURN YOUR PROPERLY EXECUTED PROXY, WE WILL VOTE YOUR SHARES AS YOU DIRECT.  IF YOU DO NOT SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE THEM FOR PROPOSAL 1, PROPOSAL 2, PROPOSAL 3 AND PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.  THE PROXIES RESERVE THE RIGHT TO CUMULATE VOTES IN THE ELECTION OF DIRECTORS AND CAST SUCH VOTES AS THEY SEE FIT IN THEIR SOLE DISCRETION FOR ANY ONE OR MORE DIRECTOR NOMINEES UNLESS YOU HAVE WITHHELD AUTHORITY TO VOTE FOR THAT DIRECTOR NOMINEE.

PLEASE MARK, SIGN AND DATE THE REVERSE SIDE AND
RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at said meeting or at any adjournment thereof.

Please sign EXACTLY as your name appears hereon.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.  If there is more than one trustee, all should sign. If shares are held jointly, both owners must sign.

DATED: December _______, 2004      ________________________________________
                                                                        SIGNATURE

                                                             ________________________________________
                                                                        SIGNATURE IF HELD JOINTLY

PLEASE VOTE, SIGN, DATE, AND RETURN THE PROXY CARD
USING THE ENCLOSED ENVELOPE